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                                                                   Exhibit 10.14

                            ASSET PURCHASE AGREEMENT

                                   dated as of

                                 March 31, 1996

                                      among

                           THE B.F. GOODRICH COMPANY,

                     SOVEREIGN ENGINEERED ADHESIVES, L.L.C.

                                       and

                       SOVEREIGN SPECIALTY CHEMICALS, L.P.
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                                TABLE OF CONTENTS

                                                                           Page
                                                                           ----

I     DEFINITIONS............................................................1
      1.1   Accounts Receivable..............................................1
      1.2   Accounts Payable.................................................1
      1.3   Accrued Liabilities..............................................1
      1.4   Agreement........................................................2
      1.5   ASD Business.....................................................2
      1.6   Assumed Liabilities..............................................2
      1.7   Assumption Agreement.............................................2
      1.8   Business.........................................................2
      1.9   Business Assets..................................................2
      1.10  Business Records.................................................2
      1.11  Closing..........................................................3
      1.12  Contracts........................................................3
      1.13  Customer List....................................................3
      1.14  Environmental Laws...............................................3
      1.15  ERISA............................................................3
      1.16  Equipment........................................................3
      1.17  Excluded Assets..................................................4
      1.18  Excluded Liabilities.............................................4
      1.19  Facility.........................................................5
      1.20  Facility Documents...............................................5
      1.21  Governmental Authority...........................................5
      1.21A Hazardous Materials..............................................5
      1.22  Intellectual Property............................................6
      1.23  Inventory........................................................6
      1.24  Lien.............................................................6
      1.25  Litigation.......................................................6
      1.25A Material Adverse Effect or Material Adverse Change...............6
      1.26  Ordinary Course of Business......................................6
      1.27  Person...........................................................7
      1.28  Personal Property................................................7
      1.29  Prepaid Expenses.................................................7
      1.30  Product Liability................................................7
      1.31  Product Warranty Liability.......................................7
      1.32  Products.........................................................7
      1.33  Schedules........................................................8
      1.34  Taxes............................................................8
      1.35  Trademarks and Trade Names.......................................8
      1.36  Licensed Technology..............................................8


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II    SALE OF ASSETS.........................................................9
      2.1   Agreement to Sell Business Assets................................9
      2.2   Assumption of Liability..........................................9

III   PURCHASE PRICE.........................................................9
      3.1   Purchase Price...................................................9
      3.2   Closing Adjustment of the Purchase Price.........................9
      3.3   Payment of Purchase Price.......................................10
      3.4   Post-Closing Adjustment of the Purchase Price...................10
      3.5   Allocation of Purchase Price to Business Assets.................11

IV    REPRESENTATIONS AND WARRANTIES OF SELLER..............................12
      4.1   Organization, Standing, and Qualification.......................12
      4.2   Authorization; Non-contravention................................12
      4.3   Financial Statements............................................13
      4.4   Taxes...........................................................13
      4.5   Governmental Permits............................................14
      4.6   Compliance with Laws............................................14
      4.7   Schedule of Certain Assets......................................15
      4.8   Litigation and Claims...........................................16
      4.9   Enforceability..................................................16
      4.10  Title...........................................................16
      4.11  Collective Bargaining Agreements................................17
      4.12  Employees.......................................................17
      4.13  Employee Benefits...............................................18
      4.14  ERISA Compliance................................................18
      4.15  Environmental Matters...........................................18
      4.16  Commissions and Fees............................................21
      4.17  Absence of Change or Events.....................................21
      4.18  Intellectual Property...........................................22
      4.19  Insurance.......................................................23
      4.20  Accounts Receivable.............................................23
      4.21  Inventory.......................................................23
      4.22  Warranties......................................................23
      4.23  Customers and Suppliers.........................................24
      4.24  Limitation on Representations, and Warranties...................24

V     REPRESENTATIONS AND WARRANTIES OF PURCHASER...........................25
      5.1   Organization and Standing.......................................25
      5.2   Authority.......................................................26
      5.3   No Brokers......................................................27
      5.4   Non-contravention...............................................27
      5.5   Governmental Consents, etc......................................27


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      5.6   Legal Proceedings...............................................28
      5.7   Financing.......................................................28
      5.8   Disclosure......................................................28
      5.9   Ongoing Business................................................29

VI    COVENANTS.............................................................29
      6.1   Confidentiality.................................................29
      6.2   Access to Information...........................................30
      6.3   Employees; Employee Benefits....................................30
      6.4   Wage Reporting..................................................36
      6.5   Workers Compensation............................................37
      6.6   Conduct of ASD Business.........................................37
      6.7   Material Changes................................................37
      6.8   Best Efforts....................................................38
      6.9   Prorations and Transfer Taxes...................................39
      6.10  Assumption of Liabilities.......................................39
      6.11  Access to Information After the Closing.........................42
      6.12  Taxes...........................................................43
      6.13  Seller's Identification.........................................43
      6.14  Removal of Seller's Identification..............................43
      6.15  Office Supplies.................................................44
      6.16  Trademarks, Trade Names, and Technology Acquired By Purchaser...44
      6.17  Post-Closing Supply Agreements..................................44
      6.18  Post-Closing Issues.............................................44

VII   CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS.......................45
      7.1   Representations and Warranties..................................45
      7.2   Obligations.....................................................45
      7.3   Certificate.....................................................45
      7.5   HSR Filing......................................................46
      7.6   Completion of Environmental Audit...............................46

VIII  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS..........................46
      8.1   Representations and Warranties..................................47
      8.2   Obligations.....................................................47
      8.3   Certificates....................................................47
      8.4   No Legal Action.................................................47
      8.5   HSR Filing......................................................48
      8.6   Completion of Environmental Audit...............................48

IX    CLOSING...............................................................48
      9.1   Closing.........................................................48
      9.2   Seller's Obligations............................................48
      9.3   Purchaser's Obligations.........................................49


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      9.4   Additional Acts and Documents...................................50
      9.5   Consent and Approvals...........................................51
      9.6   Accounts Receivable.............................................52
      9.7   Exhibited Documents and Schedules...............................52

X     ADDITIONAL COVENANTS..................................................52
      10.1  Payment of Assumed Liabilities..................................52
      10.2  Payment of Excluded Liabilities.................................52
      10.3  Seller's Non-Competition Covenant...............................52
      10.4  Continued Business Activity.....................................53
      10.5  Environmental Audit and Liabilities.............................54
      10.6  Taxes...........................................................54

XI    INDEMNIFICATION.......................................................55
      11.1  Indemnification by Purchaser....................................55
      11.2  Indemnification by Seller.......................................56
      11.3  Procedure for Indemnification...................................58
      11.4  Period of Seller's Indemnity....................................59
      11.5  Limitation of Liability.........................................59
      11.6  Exclusive Remedy; Survival......................................60
      11.7  Special Defense Provisions......................................60
      11.8  Special Indemnification by Seller...............................61
      11.9  ENFORCEMENT OF COVENANTS........................................62

XII   MISCELLANEOUS PROVISIONS..............................................63
      12.1  Termination.....................................................63
      12.2  Liability on Termination........................................63
      12.3  Expenses........................................................63
      12.4  Public Announcements............................................63
      12.5  Notices.........................................................64
      12.6  Benefit of the Agreement........................................65
      12.7  Headings........................................................65
      12.8  Entire Agreement................................................65
      12.9  Gender and Number...............................................65
      12.10 Modifications and Waivers.......................................66
      12.11 Assignment......................................................66
      12.12 Invalid Provisions..............................................66
      12.13 Counterparts....................................................66
      12.14 Bulk Sales......................................................67
      12.15 Governing Law...................................................67


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XIII  SOVEREIGN GUARANTY....................................................67
      13.1  Guaranty........................................................67
      13.2  Guaranty Unconditional..........................................68
      13.3  Survival........................................................68


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                             SCHEDULES AND EXHIBITS

            Schedule 1.3      Accrued Liabilities
            Schedule 1.12     Contracts
            Schedule 1.13     Customer List
            Schedule 1.16     Equipment
            Schedule 1.17     Excluded Assets
            Schedule 1.18     Excluded Liabilities
            Schedule 1.19     Facility Description
            Schedule 1.32     Products
            Schedule 1.35     Trademarks and Trade Names
            Schedule 1.36     Licensed Technology
            Schedule 3.4      Accounting Principles
            Schedule 3.5      Allocation of Purchase Price
            Schedule 4.2      Non-Contravention
            Schedule 4.3      Financial Statements
            Schedule 4.5      Permits
            Schedule 4.6      Compliance with Laws
            Schedule 4.7      Schedule of Assets
            Schedule 4.8      Litigation and Claims
            Schedule 4.10     Title to Property
            Schedule 4.11     Collective Bargaining Agreements
            Schedule 4.12     Employees
            Schedule 4.13     Benefit Plans
            Schedule 4.14     ERISA Compliance
            Schedule 4.15     Environmental Matters
            Schedule 4.17     Changes
            Schedule 4.18     Intellectual Property
            Schedule 4.19     Insurance
            Schedule 4.20     Accounts Receivable
            Schedule 4.22     Warranties
            Schedule 4.23     Customers and Suppliers
            Schedule 5.1      Purchaser Organization
            Schedule 5.3      Brokers
            Schedule 5.5      Purchaser Consents
            Schedule 5.7      Financing
            Schedule 5.8      Disclosure
            Schedule 6.3(b)   Certain Claims
            Schedule 10.5     Environmental Audit Guidelines


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                                    EXHIBITS

            Exhibit A         Assumption Agreement
            Exhibit B         License Agreement


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                            ASSET PURCHASE AGREEMENT

      THIS ASSET PURCHASE AGREEMENT is made and entered into as of the 31st day of March, 1996, by and between The B.F. Goodrich Company, a New York corporation ("Seller"), and Sovereign Specialty Chemicals, L.P., a Delaware limited partnership ("Sovereign"), and Sovereign Engineered Adhesives, L.L.C., a Delaware limited liability company ("Purchaser").

      WHEREAS, Seller is engaged in the manufacture and sale of Products through its ASD business (as such terms are hereinafter defined); and

      WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to purchase and acquire from Seller, substantially all of the assets and properties of the ASD business as a going concern including assumption of the Assumed Liabilities (as such term is hereinafter defined), upon the terms and subject to the conditions set forth in this Agreement.

      NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, Seller and Purchaser do hereby covenant and agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

      For all purposes of this Agreement, the following words shall have the meanings set forth below:

      1.1 Accounts Receivable. The uncollected trade and other accounts receivable of the Business, net of allowances for doubtful accounts.

      1.2 Accounts Payable. The trade accounts payable of the Business as of the Closing Date.

      1.3 Accrued Liabilities. The specific liabilities of the Business which are more fully described in Schedule 1.3 hereto, which are for the purposes of this Agreement Assumed Liabilities.


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      1.4 Agreement. This Asset Purchase Agreement, together with all Exhibits and Schedules referred to herein, including any Exhibits which are ancillary contracts.

      1.5 ASD Business. The Adhesives Systems Division business of The B.F. Goodrich Company, which manufactures and sells the Products, as presently conducted.

      1.6 Assumed Liabilities. The obligations and liabilities of Seller assumed by Purchaser in accordance with this Agreement.

      1.7 Assumption Agreement. The Assumption Agreement whereby Purchaser assumes the Assumed Liabilities, in the form attached hereto as Exhibit A.

      1.8 Business. The commercial activities and operations undertaken by Seller in the design, development, manufacture, distribution, and sale of Products and in connection therewith and related thereto, in the ordinary course of the ASD business.

      1.9 Business Assets. All of the Business and the assets, properties, and rights owned, held, or used by Seller solely in the conduct thereof as a going concern, including, without limitation, the Inventory, Contracts, Equipment, Accounts Receivable, Facility, Personal Property, Licensed Technology, Intellectual Property, Trademarks, and Trade Names, Business Records, and Customer List, but expressly excluding the Excluded Assets.

      1.10 Business Records. All of the books, records, drawings, models. plans, and information utilized, opened, maintained, and developed by Seller directly and solely in respect of the ASD business which are necessary or desirable for the continuation and performance of the Business, but not including the Excluded Assets.


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      1.11 Closing. The closing of the transactions contemplated by this
Agreement, which shall occur as of April 1, 1996, or such other date as Purchaser and Seller mutually agree upon. The "Closing Date" as referred to herein shall mean 12:01 A.M. E.S.T. on April 1, 1996.

      1.12 Contracts. The agreements, orders, contracts, and other binding obligations or commitments to which Seller is a party or otherwise bound in relation to the Business, including, without limitation, the material contracts listed in Schedule 1.12 attached hereto.

      1.13 Customer List. Information and records pertaining to the persons or entities purchasing the Products from Seller, including the names, addresses, and the Product information relative to each such customer, including without limitation the customer information set forth in Schedule 1.13.

      1.14 Environmental Laws. Any federal, state or local law, statute, code, ordinance, rule or regulation, or any order, writ, injunction, judgment or decree issued by any Governmental Authority pursuant to any of the foregoing, which governs or regulates any of the following: (i) the emission, discharge or release of any substance into the air, water, soil, or substrata or (ii) the generation, treatment, processing, storage, disposal, transport, labeling, or other management of any solid waste or hazardous waste, or the remediation thereof. All terms used in this section shall have the same definitions as they have under Environmental Laws.

      1.15 ERISA. The Employee Retirement Income Security Act of 1974, as amended.

      1.16 Equipment. The production, manufacturing, and maintenance machinery and equipment, tooling and dies, computers (but excluding certain software and other assets identified herein as Excluded Assets), test equipment, tools, furniture and office equipment, equipment spare parts, production tooling including that located with vendors, and all other tangible items of


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equipment utilized directly in the conduct of the Business, whether owned or leased, including without limitation those which are set forth in Schedule 1.16 attached hereto, but not including the Excluded Assets.

      1.17 Excluded Assets. Those assets not being sold or conveyed hereunder to Purchaser, comprising:

            (a) all amounts: (i) due and owing from Seller and its affiliates to the ASD business and (ii) of cash on hand or on deposit pertaining to the Business (other than Accounts Receivables);

            (b) all books and records of Seller maintained by it from time to time other than those included in the term Business Records;

            (c) Sellers rights under any policies of insurance relating directly or indirectly to the Business Assets or otherwise associated with the ASD business and any return of premium arising thereunder;

            (d) all rights of any nature in or to the names "The B.F. Goodrich Company", "BF Goodrich", "Goodrich", "BFG", "Tremco", or any trademark, trade name, service mark, logo, or design incorporating any such name or mark or any variation or derivative thereof;

            (e) Seller's rights under this Agreement and any other property or asset listed on Schedule 1.17; and,

            (f) all right, title and interest in and to the Licensed Technology, subject to the provisions of the License Agreement.

      1.18 Excluded Liabilities. The obligations and liabilities existing or arising in respect of the Business and Business Assets which are expressly retained by Seller and identified in


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Schedule 1.18 hereto, together with any other obligation and liability of Seller in respect of the ASD business or otherwise which is not an "Assumed Liability".

      1.19 Facility. All of the real property comprising the Akron Plant and related buildings and structures, as are more fully defined and described in
Schedule 1.19 together with all improvements and fixtures thereon, and all easements and appurtenances inuring thereto.

      1.20 Facility Documents. The documents necessary to transfer the legal title to the Facility from Seller to Purchaser, comprising: (i) a warranty deed and (ii) a survey of the Facility. Subject to the terms and conditions of this Agreement, Seller will reasonably cooperate with Purchaser to secure the issuance of title insurance with respect to the Facility, to be paid for by Purchaser, in form reasonably satisfactory to Purchaser.

      1.21 Governmental Authority. Any Federal, State, County, City, Village, Municipal, or other domestic governmental department, commission, board, bureau, agency, authority, or instrumentality.

      1.21A Hazardous Materials. For the purposes of this Agreement only, any toxic substance, hazardous substance, hazardous material, hazardous chemical, or hazardous waste defined, regulated or qualifying as such in (or for the purposes of, any Environmental Law in effect on the Closing Date, and shall include, but not be limited to, petroleum, including crude oil or any fraction thereof which is liquid at standard conditions of temperature or pressure (60 degrees Fahrenheit and 14.7 pounds per square inch absolute), and any radioactive material, including but not limited to any source, special nuclear, or by-product material as defined at 42 U.S.C. ss.2011, et seq., as amended or hereafter amended, but specifically excluding asbestos containing materials
(ACM) incorporated into any building, equipment, or structure.


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      1.22 Intellectual Property. All lights in and to the patents, copyrights, trademarks, service marks, trade names, packaging, inventions, proprietary technical information, technical know-how, and other intellectual property used solely and directly in the conduct of the Business (the "Intellectual Property"), as is more fully described in Schedule 4.18 hereto, but excluding the Excluded Assets.

      1.23 Inventory. The raw materials, work-in-process, finished goods and capitalized labor/overhead owned or possessed by Seller in connection with the Business, including without limitation the items identified in Schedule 1.23 attached hereto, net of the Inventory Reserve (but not net of the LIFO adjustment).

      1.24 Lien. Any security interest, mortgage, pledge, lien, claim, charge, encumbrance, title retention agreement, or lessees interest under a capital lease, in, of or on any of the Facility, the Business Assets or the Personal Property.

      1.25 Litigation. The litigation and claims identified in Schedule 4.8 hereto.

      1.25A Material Adverse Effect or Material Adverse Change. One or more occurrences, events, or changes in circumstance which occurs prior to Closing and which causes Purchaser to Incur a liability after Closing in respect of the Business in excess of $100,000 individually or $200,000 in the aggregate, and which is not otherwise retained or indemnified against by Seller hereunder or as a matter of law; subject always to the provisions of Section 11.4 and 11.5 hereof.

      1.26 Ordinary Course of Business. The operation of the Business in a manner, and in accordance with policies and practices, consistent with past custom and practice of operations and administration.


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      1.27 Person. An individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, or any other legal or juridical entity.

      1.28 Personal Property. The personal property of Seller utilized in the conduct of the Business, whether owned or leased, not otherwise described or defined herein, including without limitation the items identified and set forth in Schedule 1.28 attached hereto, but not including the Excluded Assets.

      1.29 Prepaid Expenses. Prepaid expenses arising in the ordinary course of the Business, as set forth in the Balance Sheet and the Closing Balance Sheet.

      1.30 Product Liability. The liability of the manufacturer or seller of an article for injury to persons, damage to property or any other cost, damage or expense resulting from a defect in or the condition of such article or the warnings or instructions with respect to such article, or consequential, punitive or other similar costs or damages arising as a result thereof, whether payable under the principles of strict liability, contract, tort, or other applicable law excluding, however, any liability, costs, or expense which is Product Warranty Liability (as defined herein).

      1.31 Product Warranty Liability. The liability of the manufacturer or seller of an article to service, repair, or replace such article (including all costs thereof, whether for materials or labor or otherwise), or to refund the purchase price thereof, pursuant to the terms of a product warranty given by such manufacturer or seller, or otherwise arising under or established by law with respect to such article.

      1.32 Products. That group of products which has been designed, developed, and/or produced and which is presently sold or offered for sale by the ASD business of Seller, including all of the commercially produced products itemized by product name and number on Schedule 1.32


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hereto; provided, however, that the term "Products" shall not include any products or applications designed, developed, produced, sold or offered for sale by Seller or its affiliates at any time which are now within the product lines or capabilities of any business of Seller or its affiliates other than the ASD business. Any one of the Products is referred to herein as a "Product."

      1.33 Schedules. The schedules attached hereto. Information disclosed in any schedule shall be deemed disclosed in any other schedule to which it may be applicable, whether or not expressly set forth in such other schedule.

      1.34 Taxes. Any federal, state, local, provincial, or foreign income, gross receipts, license, poll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes imposed pursuant to Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax, fee, assessment, or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

      1.35 Trademarks and Trade Names. The trade names, trademarks (whether registered or unregistered), trade designations, fictitious names, service marks, or applications therefor used by Seller directly and solely in the conduct of the Business, including all applications for registration related thereto, to the extent identified in Schedule 1.35, but excluding the Excluded Assets.

      1.36 Licensed Technology. The technology, trade secrets, know-how, patents, copyrights, trademarks and trade names, and other technical information used directly (but not solely) by Seller in respect of the Business, including the items described in Schedule 1.36 hereof, which shall be licensed to Purchaser by Seller pursuant to the express provisions of this Agreement.


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                                   ARTICLE II

                                 SALE OF ASSETS

      2.1 Agreement to Sell Business Assets. Upon the terms and subject to the conditions set forth in this Agreement, on the Closing Date Seller shall sell, convey, transfer, assign, and deliver to Purchaser and Purchaser shall purchase and acquire from Seller, all of Seller's right, title, and interest in and to the Business and the Business Assets, at the price and in accordance with the allocation set forth in Article III.

      2.2 Assumption of Liability. Pursuant to the provisions of Section 6.10 Purchaser shall assume or undertake certain of the duties, obligations, or liabilities of Seller in respect of the Business and Business Assets; and execute, deliver, or perform certain of the agreements, warranties, or undertakings between Seller and any other person or entity, in respect of the Business and Business Assets.

                                   ARTICLE III

                                 PURCHASE PRICE

      3.1 Purchase Price. In consideration of the sale, transfer, conveyance, assignment, and delivery of the Business and Business Assets by Seller to Purchaser and the mutual covenants, undertakings, and agreements herein contained, Purchaser shall pay to Seller the amount of Fifteen Million U.S. Dollars ($15,000,000.00), hereinafter referred to as the "Purchase Price", as adjusted pursuant to Section 3.2 hereof.

      3.2 Closing Adjustment of the Purchase Price. Seller shall prepare and, not less than five (5) business days prior to the Closing deliver to Purchaser, an unaudited, pro forma balance sheet for the ASD business as of the close of business on January 31, 1996 (the "Closing Balance Sheet").


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The Closing Balance Sheet shall be prepared on a basis consistent with the
Financial Statements (as such term is defined in Section 4.3). On the basis of the Closing Balance Sheet, the parties shall calculate the change in the respective amounts shown for Accounts Receivable, Prepaid Expenses, Accrued Liabilities, and Inventory from the Balance Sheet (as such term is defined in Section 4.3) to the Closing Balance Sheet. The resulting amount (whether positive or negative in value) shall be referred to as the "Adjustment to Purchase Price". The Purchase Price shall be automatically adjusted at the Closing by the amount of the Adjustment to Purchase Price.

      3.3 Payment of Purchase Price. On the Closing Date, Purchaser shall pay to Seller the full amount of the Purchase Price, as adjusted pursuant to Section 3.2, by wire transfer in immediately available funds to Seller's commercial bank account in the United States, which Seller shall identify in writing at least twenty-four (24) hours prior to the Closing.

      3.4 Post-Closing Adjustment of the Purchase Price. Within thirty (30) days after the Closing, Seller shall make any adjustments necessary to finalize the Closing Balance Sheet as of the close of business on the Closing Date (the "Final Closing Balance Sheet") and furnish a copy thereof to Purchaser and to Ernst & Young LLP (E&Y) within such period. The parties shall jointly retain E&Y to conduct an audit of the respective amounts shown for Accounts Receivable, Prepaid Expenses, Accrued Liabilities, and Inventory in the Final Closing Balance Sheet. In conducting such audit, E&Y will verify that the amounts shown for Accounts Receivable, Prepaid Expenses, Accrued Liabilities and Inventory in the Final Closing Balance Sheet were accounted for in accordance with the internal accounting policies of Seller as described in Schedule 3.4. Upon the completion of such procedures, but in any event not more than ninety (90) days from the Closing Date, E&Y shall issue concurrently to the parties: (i) its audit report setting forth its conclusions and adjustments (if any)


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to the Final Closing Balance Sheet; and (ii) a special report which is limited to a tabulation of the difference in the respective amounts shown for Accounts Receivable, Prepaid Expenses, Accrued Liabilities, and Inventory from the Balance Sheet to Final Closing Balance Sheet, and the resultant purchase price adjustment. Any difference between the purchase price adjustment amount so calculated by E&Y and the amount of the Adjustment to Purchase Price made at Closing shall be promptly settled by cash payment between the parties. The fees and expenses of E&Y in performing such work will be invoiced to and borne by the Purchaser and Seller on a 50/50 basis. It is understood and agreed that no other findings, conclusions, adjustments, qualifications, or recommendations of E&Y resulting from or arising in connection with its audit of the Final Closing Balance Sheet shall be material to the parties for the purposes of this Section
3.4 or included by E&Y in its special report for the purposes of this Section
3.4. Notwithstanding the foregoing, the parties have agreed that for the purposes of the foregoing audit of Accrued Liabilities, the frozen medical accrual of $92,000 shall not be audited or adjusted in connection therewith, the parties having stipulated and accepted $92,000 as the final number for the purposes of this item. Detail regarding the frozen medical accrual is included with Schedule 3.4.

      3.5 Allocation of Purchase Price to Business Assets. The parties mutually agree that the Purchase Price shall be allocated among the Business Assets in the manner required by Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). In making such allocation, the allocations as set forth in
Schedule 3.5 hereto shall apply, and each of the Purchaser and Seller shall file Form 8594 with the Internal Revenue Service reflecting such allocation of the Purchase Price. In the event of any adjustments to the Purchase Price pursuant to Sections 3.2 or 3.4 hereof, the allocation shall be deemed to be amended in order to conform to such adjustment.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF SELLER

      Seller hereby represents and warrants to Purchaser that, except as set forth in the Schedules:

      4.1 Organization, Standing, and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of New York, having all corporate power and authority to enter into this Agreement and to execute, deliver, and perform its obligations hereunder. Seller is duly qualified to carry on the ASD business as now being conducted, and to own, lease, or operate its properties in the State of Ohio and in each other jurisdiction in which the ASD business is now being conducted, except where the failure to so qualify would not have a Material Adverse Effect. Seller and its Board of Directors shall on or before the Closing Date have taken all action required by law, its Certificate of Incorporation, its By-laws or otherwise, to authorize the execution and delivery of this Agreement, and the consummation of the transactions contemplated herein.

      4.2 Authorization; Non-contravention. The execution, delivery, and performance by Seller of this Agreement are within Seller's corporate authority and power, and, except as set forth in Schedule 4.2: (i) require no consent, approval, or authorization of any Governmental Authority; (ii) do not contravene or constitute a default under any material provision of applicable law, statute, code, ordinance, rule, or regulation; and, (iii) will not result in the creation or imposition of any Lien on any of the Business Assets. The execution and delivery of this Agreement by Seller do not, and the consummation by Seller of the transactions contemplated hereby will not, violate any provision of the Certificate of Incorporation or By-laws of Seller or violate or result (with or without the giving of notice or the lapse of time or both) in a violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Lien of any kind upon the property or assets of Seller pursuant to any provision of, any mortgage, Lien, lease, agreement, license, instrument, or law to which Seller is a party or by which Seller or any of its properties or assets are bound.

      4.3 Financial Statements. Seller has delivered to Purchaser the following financial statements prepared by Seller, copies of which are appended in
Schedule 4.3 (hereinafter collectively referred to as the "Financial
Statements"):

            (a) unaudited Pro-Forma Assets and Liabilities Statement for the ASD business at December 31, 1994 (the "Balance Sheet") (December 31, 1994 hereinafter referred to as the "Balance Sheet Date") and at December 31,1995; and (b) unaudited Pro-Forma Adjusted Income Statement for the ASD business for the periods ended December 31, 1994 and December 31, 1995.

      The Financial Statements have been prepared by Seller in accordance with its internal accounting policies, and fairly present the assets and liabilities and results of operations of the Business as of such dates (subject to pro forma adjustments which have been made in the preparation thereof).

      4.4 Taxes. Seller has to the best of its knowledge timely filed all Tax returns relating to the Business which are required to be filed in connection therewith for periods up to and including the date of this Agreement with Federal, state, local, and municipal authorities, and Seller has paid, accrued or timely protested all Taxes shown on such returns or any related reports or forms. There is no pending claim by any Governmental Authority where Seller does not file Tax returns claiming that Seller is or may be subject to taxation by that Governmental Authority in respect of the Business. There are no Liens on any of the Business Assets which have arisen in connection with any failure or alleged failure to pay any Tax in respect of the Business. Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

      4.5 Governmental Permits. All material governmental permits, licenses, certificates, approvals, and authorizations required to conduct the Business at the Facilities have been obtained by Seller, including without limitation those which are set forth in Schedule 4.5, and such items are, to the best of Sellers knowledge, valid and in full force and effect in all material respects. Seller has not received any notice of violation, and is not to its knowledge otherwise in violation in any material respect, of any of such permits, licenses, certificates, approvals, or authorizations set forth in Schedule 4.5, other than violations which would not in the aggregate have a Material Adverse Effect upon the ability of Purchaser to conduct. the Business after Closing. No additional permit, license, or certificate is required from any Governmental Authority in connection with the conduct of the Business other-than any which, if not obtained, would not in the aggregate have a Material Adverse Effect upon the ability of Purchaser to conduct the Business after Closing.

      4.6 Compliance with Laws. Except as set forth in Schedule 4.6, Seller has materially complied with the laws, rules, regulations, ordinances, orders, judgments, and decrees applicable to the Business, other than violations which would not in the aggregate have a Material Adverse Effect on the ability of Purchaser to conduct the Business after Closing. There is no action or proceeding pending or, to the knowledge of Seller threatened, against Seller which seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement. Seller is not in violation of any pending order or decree entered against it by any Governmental Authority, other than violations which would not in the aggregate have a Material Adverse Effect on the ability of Purchaser to conduct the Business after Closing.

      4.7 Schedule of Certain Assets. Attached hereto as Schedule 4.7 are schedules describing or identifying:

            (a)   the Facilities;

            (b)   the Accounts Receivable;

            (c)   the Equipment;

            (d)   the Contracts;

            (e)   the Inventory;

            (f)   the Personal Property;

            (g)   the Customer List; and

            (h)   the Trademarks and Trade Names.

Except as indicated in Schedule 4.7 all of the Contracts are valid, binding, enforceable, and in full force and effect in all material respects with respect to Seller and, to the best of Seller's knowledge, with respect to the other parties thereto; Seller has no written notice of any default under such Contracts; and, to the best of Seller's knowledge no consent is required for the transfer of any Contract by reason of the transactions contemplated herein. Except as disclosed in Schedule 4.7, Seller is not and, to the best of Seller's knowledge no other party thereto is in material default (and no event has occurred which, with the passage of time or the giving of notice, or both, would constitute a material default) under any of the Contracts.

      4.8 Litigation and Claims. Except as set forth in Schedule 4.8 hereof, there is no action, claim, proceeding, suit, litigation, arbitration, worker's compensation claim, labor dispute, grievance, or other legal or administrative proceeding pending in respect of the ASO business, nor to the best of Seller's knowledge are any of the same threatened by or against Seller relating to the ASD business or the Facility, before or by any Governmental Authority, which, if adversely determined, would have a material adverse affect on the ASO business.

      4.9 Enforceability. This Agreement, when duly authorized, executed, and delivered by Purchaser and Seller, will be a valid and binding obligation of Seller enforceable in accordance with its terms (subject as to the enforcement of remedies, to applicable laws governing the recovery of attorneys' fees; public policy considerations; bankruptcy, reorganization, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' or obligees' rights generally from time to time in effect, and subject to general principles of equity including those limiting the right to obtain specific performance of obligations of Seller thereunder).

      4.10 Title. Seller has, and on the Closing Date will have, valid title to the Business Assets, free and clear of all Liens, except: (a) Liens set forth in
Schedule 4.10; (b) liens for Taxes not yet due and payable or which are being contested by Seller in good (c) easements, restrictions, or other matters of record; and, (d) other minor encumbrances or imperfections of title which do not materially detract from the value of or interfere with the present use or operation of the property affected thereby (all matters referred to in subsections (a) through (d) inclusive being referred to as "Permitted Liens"). Except as disclosed in Section 4.10, Seller has good and marketable title to (or valid leasehold or contractual interests in) the Personal Property (other than Intellectual Property with respect to which separate and exclusive warranties are made in Section 4.18), free and clear of all Liens. The documents of transfer to be executed and delivered by Seller at the Closing will be sufficient to convey good and marketable title to the Business Assets to Purchaser in accordance with their respective terms, free and clear of all Liens other than Permitted Liens or as may be imposed by Purchaser. The Business Assets include all of the properties, assets, lights, contracts, leases, easements, licenses, and Personal Property utilized by the Seller in the conduct of the Business as of the date hereof and necessary for the conduct of the Business as presently conducted, other than (i) the Excluded Assets; (ii) permits, interests, or registrations which are not transferrable; and (iii) the rights, title, and interest retained by Seller in respect of the Licensed Technology.

      4.11 Collective Bargaining Agreements. Except as set forth in Schedule 4.11, there are no collective bargaining agreements between Seller and any labor union representing any employees of Seller in respect of the Business governing the terms of employment of any such employees.

      4.12 Employees. Schedule 4.12 lists the job title and classification of each employee currently employed by Seller exclusively in connection with the ASD business and the compensation and bonuses paid to each such employee from January 1, 1995 to December 31, 1995. Since the Balance Sheet Date, no compensation materially in excess of that reflected in Schedule 4.12 except as disclosed therein and no bonuses have been paid or raises given to any employees employed by Seller in connection with the Business, other than in the ordinary course of business and in amounts consistent with Seller's past practice. There is no unfair labor practice claim against the Seller pending before the National Labor Relations Board with respect to the Business, or any strike, dispute, slowdown, or stoppage pending or, to the best knowledge of Seller, threatened against or involving the Business.

      4.13 Employee Benefits. Schedule 4.13 identifies any (i) "employee benefit plan" within the meaning of Section 3(3) of ERISA; (ii) profit sharing, pension, retirement, deferred compensation, bonus, stock option, stock purchase, 401(k), severance, health, welfare, or incentive plan or agreement; (iii) written plan or policy providing for "fringe benefits" to its employees, including but not limited to vacation, paid holiday, personal leave, medical, hospitalization, dental, life insurance, employee discount, educational benefit, severance, or similar programs; and (iv) written employment agreement (in the case of the plans, agreements, policies, and programs described in clauses (i), (ii), (iii), and (iv), individually, a "Plan," and collectively the "Plans") to which Seller is a party covering the employees of the Business. None of the Plans constitutes a multi-employer plan as defined in Section 4001 (a)(3) of ERISA. Seller has provided Purchaser with copies of documents or plan summaries as to each such Plan.

      4.14 ERISA Compliance. Except as disclosed in Schedule 4.14, each Plan (as defined in Section 4.13) that is intended to be a "qualified" plan is qualified within the meaning of Section 401(a) of the Code and the trust maintained pursuant thereto is exempt from federal income taxation under Section 501(a) of the Code; there are no liens on the assets of such Plans; and, favorable determination letters that remain effective have been obtained from the Internal Revenue Service for such Plans evidencing their compliance with applicable provisions of the Code. Seller has complied in all material respects with all laws, rules, regulations, ordinances, orders, judgments, or decrees applicable to the Business relating to the Plans, including ERISA.

      4.15  Environmental Matters.

            (a) Except as disclosed on Schedule 4.15, Seller and each property, operation, and facility that Seller may "own", 'operate" or "control" (as each such term is defined by applicable Environmental Laws and other local, state and federal laws, rules and regulations and case law in effect on the Closing Date as the same apply to environmental matters) with respect to the ASD business: (i) complies in all material respects with all such Environmental Laws; (ii) is not subject to any judicial or administrative proceeding alleging the violation of any such Environmental Law; (iii) within the past twelve months, has not received any notice (A) that it maybe in violation of any such Environmental Law, (B) alleging that it is or may be responsible for any response, cleanup, or corrective action, including but not limited to any remedial investigation/feasibility studies, under any such Environmental Law; (iv) to Seller's knowledge, is not the subject of federal or state investigation evaluating whether any investigation, remedial action, or other response is needed to respond to spillage, disposal or release, or threatened release into the environment of any Hazardous Material; (v) to Seller's knowledge, has not filed any notice under or relating to any such Environmental Law indicating or reporting any past or present spillage, disposal, or release into the environment of, or treatment, storage or disposal of, any Hazardous Material which spill, release, treatment, storage, or disposal has not been performed and/or addressed in accordance with such Environmental Laws, and there exists no basis for such notice irrespective of whether such notice was actually filed; and (vi) to Seller's knowledge, has no contingent liability in connection with any actual or potential spillage, disposal, or release into the environment of, or otherwise, with respect to any Hazardous Material, whether on any premises owned or occupied by Seller or on any other premises. Except as disclosed on Schedule 4.15 and in this
      Section 4.15, to Seller's knowledge there are no Hazardous Materials on, in or under any property or facilities

      "owned," "operated," or "controlled" (as each such term is defined by applicable Environmental Laws and other state and federal laws and case law in effect on the Closing Date as the same apply to environmental matters) by Seller with respect to the ASD business, excepting such Hazardous Materials used in accordance with all applicable Environmental Laws in effect on the Closing Date.

            (b) Certain equipment and structures located on the Property contain asbestos containing materials (ACM) the repair or removal of which is subject to state and federal statutory and/or regulatory requirements. Purchaser assumes as an Assumed Liability full responsibility and liability for any repairs or removal of any ACM that is undertaken by Purchaser or at Purchaser's direction after Closing unless on the Closing Date the condition of such ACM is not in compliance with Environmental Laws in effect on the Closing Date, as reflected in the report entitled "Asbestos Containing Building Material Update in Building 276", dated March 25, 1996, a copy of which is attached to Schedule 4.15, in which event Seller shall bear sole responsibility for any required remedial actions to achieve compliance.

            (c) Except as disclosed in Schedules 4.15 or 10.5, to Seller's knowledge there are no (i) underground storage tanks located on the Property, or (ii) units, conditions or sites located on the Property which are subject to any liabilities or requirements under either the Resource Conservation and Recovery Act, 42 U SC, Section 6901, et seq., or under the Comprehensive Environmental Response, Compensation and Liability Act, 42 USC, Section 9601, et seq., as respectively amended, or the regulations respectively promulgated thereunder.

            (d) There are no electrical transformers, capacitors, or other equipment containing polychlorinated bipheyls (PCBs) located on the property, the use or disposal of which would require special handling, marking, or use of approved PCB disposal sites-as required under the Toxic Substances Control Act, 15 USC, Section 2601, et seq., as amended.

      4.16 Commissions and Fees. Seller has retained Einhorn Associates as financial advisor in connection with the transactions contemplated by this Agreement and is responsible for its fees. Seller has utilized no other finder, broker, or similar source in connection therewith.

      4.17 Absence of Change or Events. Except as expressly contemplated by this Agreement or as set forth on Schedule 4.17, since December 31, 1995 the ASD business has not, other than in the Ordinary Course of Business:

            (a) mortgaged or pledged any Business Asset or subjected any such asset to any Lien;

            (b) sold, assigned, conveyed, transferred, canceled, or waived any property, tangible asset, proprietary right, or other intangible asset or right which would constitute a Business Asset if it were held by Seller on the Closing Date;

            (c) increased benefits or benefit plan costs or changed bonus, insurance, pension, compensation, or other benefit plans or arrangements made for or with or covering any officers or employees of the ASD business;

            (d) made commitments for capital expenditures relating to the ASD business, which, in the aggregate, would exceed $50,000;

            (e) granted any bonus or any increase in wages, salary, or other compensation to any employee of the ASD business listed on Schedule 4.12;

            (f) suffered damages, destruction, or casualty losses which, in the aggregate, exceed $25,000 to any asset or property of Seller;

            (g) granted any license or sublicense of any rights under or with respect to any Intellectual Property; or

            (h)   agreed to do any of the foregoing.

Schedule 4.17 also sets forth the agreement of the parties with respect to certain items which have arisen since December 31, 1995.

      4.18 Intellectual Property. Attached hereto as Schedule 4.18 is a list and brief description of the Intellectual Property. Seller has furnished Purchased with copies of all material license agreements to which Seller is a party, either as licensor or licensee, with respect to any Intellectual Property. Except for Intellectual Property which is licensed or leased from a third party, Seller is the owner of all Intellectual Property, free and clear of all Liens and free from any contractual restrictions. Except as described on Schedule 4.18 hereto, Seller has a valid and enforceable license or lease (as against the licensor or lessor) to use or to license, all such Intellectual Property, without the payment of any royalty or similar payment, except as specified in the applicable agreements. Except as disclosed on Schedule 4.18, no claim by any third party contesting the validity, enforceability, use or ownership of any Intellectual Property has been made, is currently outstanding or, to the best of Seller's knowledge, threatened. Except as disclosed on Schedule 4.18, and except as to any circumstance or event which would not have a Material Adverse Effect:
(i) to the best of Seller's knowledge Seller is not infringing any patent night, trade name, copyright, or trademark right of others; (ii) Seller is not aware of any infringement by others of any such rights owned by Seller; and (iii) no contract, agreement, or understanding between Seller and any party exists which would prevent the continued use of the Intellectual Property by Seller or, following the Closing, the Purchaser in a manner consistent with Seller's use prior to the Closing.

      4.19 Insurance. Attached hereto as Schedule 4.19 is a list of all policies of fire, liability, or other forms of insurance and all fidelity bonds held by or applicable to the ASD business or the Business Assets.

      4.20 Accounts Receivable. All Accounts Receivable that have been recorded on the books of the Business are bona fide and represent amounts validly due for goods sold or services rendered in the Ordinary Course of Business. Except as disclosed on Schedule 4.20 hereto (a) all of such Accounts Receivables are free and clear of any Liens other than Liens created by Purchaser; (b) to the best of Seller's knowledge none of such Accounts Receivables is subject to any offsets or claims of offset; and (c) to the best of Seller's knowledge none of the obligors of such Accounts Receivables has given notice that it will refuse to pay the full amount or any portion thereof. No material change in accounting or collection policies with respect to accounts receivable has occurred since December 31, 1994.

      4.21 Inventory. All Inventory on the books of the Business are utilizable to Purchaser and are saleable at the lower of cost or market value. No material change in accounting policy with respect to Inventory has occurred since December 31, 1994.

      4.22 Warranties. Except as disclosed in Schedule 4.22, there is no outstanding claim, action, or proceeding against Seller and, to Seller's knowledge, no threatened claim, action, or proceeding against Seller for Product Liability or for breach of Product Warranty Liability to any customer of the ASD business.

      4.23 Customers and Suppliers. Attached hereto as Schedule 4.23 is a list of the Business' ten largest customers, as measured by gross revenues generated by the sale of Products to such customers for the ten-month period ended October 31, 1995, and Schedule 4.23 also lists the Business' five largest suppliers, as measured by billings from such suppliers during the ten-month period ending October 31, 1995. Schedule 4.23 also sets forth a description of all intercompany services provided by the Seller to the Business during the ten-month period ending October 31, 1995, and the costs allocated to the Business for such services.

      4.24 Limitation on Representations, and Warranties. Except for the representations and warranties set forth in this Agreement, the Business and Business Assets are being sold "AS IS, WHERE IS." EXCEPT AS OTHERWISE EXPRESSLY STATED ABOVE OR AS STATED IN THIS AGREEMENT, SELLER MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER CONCERNING THE ASSUMED LIABILITIES, BUSINESS ASSETS, OR THE BUSINESS, EXPRESS OR IMPLIED, ORAL, OR WRITTEN, AND SELLER HEREBY SPECIFICALLY DISCLAIMS THE IMPLIED WARRANTY OF MERCHANTABILITY AND THE IMPLIED WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE. WITH RESPECT TO THE SELLER'S REPRESENTATIONS AND WARRANTIES WHICH ARE CONTAINED IN THIS AGREEMENT, THE SELLER SHALL ONLY BE LIABLE TO THE PURCHASER FOR DAMAGES TO THE EXTENT CAUSED SOLELY AND DIRECTLY BY SELLER'S BREACH OF ANY SUCH REPRESENTATIONS OR WARRANTIES (OTHER THAN DAMAGES AS A RESULT OF FRAUD). IN NO EVENT SHALL SELLER BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, OR SPECIAL DAMAGES ARISING, DIRECTLY OR INDIRECTLY, FROM ANY SUCH BREACH OR OTHERWISE, AND IN ANY EVENT, SELLER'S CUMULATIVE

LIABILITY TO PURCHASER FOR BREACH OF REPRESENTATIONS OR WARRANTY OR OTHER CLAIMS SHALL BE LIMITED IN THE AGGREGATE TO PROVEN COMPENSATORY DAMAGES, NOT TO EXCEED THE PURCHASE PRICE (AS FINALLY DETERMINED AND ADJUSTED), PROVIDED, THAT IF AT THE TIME OF SUCH BREACH PURCHASER IS IN DEFAULT UNDER ANY DEBT, OBLIGATION, OR ASSUMED LIABILITY ASSUMED HEREUNDER, THEN THE AFORESAID LIMITATION ON LIABILITY SHALL BE THE FINAL PURCHASE PRICE LESS THE REMAINING PRINCIPAL AMOUNT OF ANY SUCH ASSUMED DEBT, OBLIGATION, OR ASSUMED LIABILITY IN RESPECT OF WHICH PURCHASER IS IN DEFAULT.

                                    ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

      Purchaser and Sovereign jointly and severally represent and warrant to Seller that:

      5.1 Organization and Standing. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and qualified to do business in Ohio, and has full power and authority to conduct its business as it is now being conducted and to own and lease its properties and assets. Sovereign owns ninety-five percent (95%) of the membership interests of Purchaser. Sovereign is a limited liability partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to conduct its business as it is now being conducted and to own and lease its properties and assets.
Schedule 5.1 sets forth the names and addresses of the principal limited partners and the general partner of Sovereign, as well as the percentage interest owned or controlled by each. The copies of the Certificate of Authorization and LLC Operating Agreement of Purchaser, as well as the Limited Partnership Agreement of Sovereign, are in full force and effect, and complete and correct copies are attached to Schedule 5.1. Sovereign Specialty Chemicals, Inc. ("SSCI") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to conduct its business and to enter into and perform under the Limited Partnership Agreement. First Chicago Equity Corporation ("FCC") is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full power and authority to conduct its business and to enter into and perform under the Limited Partnership Agreement. The execution, delivery, and performance of and under the Limited Partnership Agreement by SSCI and FCC has been duly authorized by all necessary corporate action, respectively, and is a valid, binding, and enforceable obligation of SSCI and FCC, respectively.

      5.2 Authority. The execution, delivery, and performance of this Agreement and the other transactions contemplated hereby have been duly authorized by Purchaser and Sovereign by all necessary legal action, and this Agreement, when duly authorized, executed, and delivered by Purchaser, Sovereign and Seller, will be the valid and binding obligation of Purchaser and Sovereign enforceable in accordance with its terms (subject as to the enforcement of remedies, to applicable laws governing the recovery of attorneys' fees, public policy considerations, bankruptcy, reorganization, insolvency, moratorium, or other similar laws affecting the enforcement of creditors' or obligees' rights generally from time to time in effect; and subject to general principles of equity, including those limiting the right to obtain specific performance of obligations of Purchaser thereunder).

      5.3 No Brokers. Except as set forth in Schedule 5.3 hereto, neither Sovereign nor Purchaser have entered into any agreement or incurred any obligation, directly or indirectly, for the payment of any brokers or finder's fee or commission, or any other payment to any person or entity in connection with this Agreement or the transactions contemplated hereby, and neither Sovereign nor Purchaser is otherwise obligated to pay any such fee, commission, or other payment and is not aware of any basis for any claim by any other payment and is not aware of any basis for any claim by any person or entity for the payment of such a fee, commission, or other payment.

      5.4 Non-contravention. The execution and delivery of this Agreement by Sovereign and Purchaser do not, and the consummation of the transactions contemplated hereby by them will not, violate any provision of the limited partnership agreement of Purchaser or violate or result (with or without the giving of notice or the lapse of time or both) in a violation of any provision of, or result in the acceleration of or entitle any party to accelerate (whether after the giving of notice or the lapse of time or both) any obligation under, or result in the creation or imposition of any Lien of any kind upon the property or assets of Sovereign or Purchaser pursuant to any provision of, any mortgage, lien, lease, agreement, license, instrument, law, ordinance, regulation, order, arbitration award, judgment, or decree to which Sovereign or Purchaser is a party or by which Sovereign or Purchaser or any of their properties or assets are bound.

      5.5 Governmental Consents, etc. Except as set forth in Schedule 5.5, no consent, authorization, order or approval of, or filing or registration with, any governmental commission, board or other regulatory body is required for or in connection with the execution and delivery by Sovereign or Purchaser of this Agreement and the consummation of the transaction contemplated on its part hereby.

      5.6 Legal Proceedings. There is no action, proceeding, or governmental investigation pending or, to the best knowledge of Sovereign or Purchaser, threatened against Sovereign or Purchaser which (i) seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or (ii) could reasonably be expected to restrain or enjoin the consummation of the transactions contemplated by this Agreement. Neither Sovereign nor Purchaser is in violation of any term of any judgment, decree, injunction, or order outstanding against it, which violation could reasonably be expected to materially and adversely affect Sovereign's or Purchaser's ability to consummate the transactions contemplated by this Agreement.

      5.7 Financing. Purchaser has secured binding, unconditional commitments as set forth in Schedule 5.7 from one or more commercial banks to provide all funds required to consummate the transactions contemplated hereby and, after the Closing Date, to fully perform the Assumed Liabilities, including without limitation the Contracts, and to otherwise perform its obligations hereunder. Purchaser has delivered to Seller copies of such binding commitment(s) and such copies are complete and correct.

      5.8 Disclosure. Except for facts and circumstances which Purchaser has disclosed in Schedule 5.8, there is no fact or circumstance known to Sovereign or Purchaser or their respective employees, agents, or representatives by reason of due diligence or otherwise that gives either of them any reason to believe that any representation or warranty of Seller contained in this Agreement (including any Schedule hereto) or any collateral agreement will not be true and correct in any material respect on and as of the date hereof and the Closing Date. As of the Closing Date, Purchaser has had adequate and sufficient opportunity and access to conduct such investigations and reviews as it considers desirable or appropriate in order to conduct due diligence, and Purchaser accepts the Business and Business Assets in their present condition subject only to the terms and conditions hereof.

      5.9 Ongoing Business. It is the intention of Purchaser in acquiring the Business and Business Assets to operate them as an ongoing business for the foreseeable future. Neither Sovereign nor Purchaser have any plan or intention to liquidate or substantially terminate or relocate any portion of the Business as presently conducted.

                                   ARTICLE VI

                                    COVENANTS

      6.1 Confidentiality. Purchaser agrees that, unless and until such time as the transactions contemplated by this Agreement are consummated, Purchaser and its advisors, accountants, counsel, employees, banks, and agents (collectively, the "Restricted Parties") shall not disclose to any third party nor use for its or their own benefit, or otherwise use to the detriment of Seller or its affiliates, any information received from Seller or its affiliates with respect to the Business, Business Assets, or Assumed Liabilities including, but not limited to, information concerning Seller's trade secrets, customers, manufacturing processes, or pricing, and shall return to Seller the originals and all copies of any documents, materials, summaries, and other information received or derived by Purchaser hereunder or pursuant hereto; provided, however, that nothing herein shall be deemed to prevent use (a) by any Restricted Party other than Purchaser and its employees of information which is demonstrated to have been known by such Restricted Party independently from the disclosure of such information by Seller or (b) by any Restricted Party of information which thereafter becomes publicly known or available without disclosure by any Restricted Party, or which is rightfully received by such party from a third party.

      6.2 Access to Information. Upon reasonable notice and during regular business hours, Seller will give Purchaser and its attorneys, accountants, and other representatives reasonable access to Seller's ASD business personnel, the Facility and the Business Records, and will furnish to Purchaser such information with respect to the Business as Purchaser may from time to time reasonably request.

      6.3 Employees; Employee Benefits. Purchaser agrees to offer employment, beginning on the Closing Date, to all of Seller's non-union employees who are employed in the Business, except for Mr. Clifford C. Pearson, whose continuing employment is governed by a contract between Seller and Mr. Pearson, in the same or in substantially comparable positions, and with at least the same rate of base compensation and with comparable bonus and commission opportunities as are existing for such employees immediately prior to the Closing Date, and to maintain the position and compensation level of such employees for a reasonable period of time after the Closing Date. Purchaser further agrees to enter into a collective bargaining agreement between the Purchaser and the United Steelworkers of America, and to offer employment under the terms thereof, beginning on the Closing Date, to Seller's union employees of the Business. Non-union employees who are on a leave of absence or are not working due to a short-term or long-term disability as of the Closing Date will remain the responsibility of Seller until they are able to return to work, at which time they will be offered employment by Purchaser in accordance with the provisions of this section. All employees who accept offers of employment made to them hereunder shall be referred to herein as the "Hired Employees." Purchaser agrees that it shall not terminate any Hired Employees for a reasonable period of time after the Closing Date except for poor job performance, an act or omission on the part of the Hired Employee being terminated that would constitute "just cause," or a material adverse change in the Business. In the event that a Hired Employee who is terminated, whether such termination is actual or constructive, for any reason within one year of the Closing Date should become entitled as a result to severance, other benefits, or any other amounts of any kind from Seller solely as a result of such termination, including any payments that may arise as a result of the application of the WARN Act to the termination, Purchaser shall indemnify Seller in full for all such severance costs or other benefits or other amounts. Such indemnification shall include any reasonable attorney's fees or costs incurred by Seller in defending against any claim for severance, benefits, or other amounts made by any Hired Employee.

      Purchaser agrees to provide the Hired Employees who are not subject to a collective bargaining agreement with a program of benefits which is reasonably similar, in the aggregate, in the reasonable opinion of Seller, to the program of benefits being provided to the Hired Employees by Seller immediately prior to the Closing Date. With respect to the Hired Employees whose employment is subject to a collective bargaining agreement, Purchaser agrees to offer a program of benefits which is reasonably similar, in the aggregate, in the reasonable opinion of Seller, for each Hired Employee to the program of benefits provided immediately prior to the Closing to such Hired Employees by Seller. The following subparagraphs set forth certain specific covenants of Purchaser and agreements between the parties with respect to particular benefits to be provided to the Hired Employees by Purchaser pursuant to this section.

            (a)   Retirement Plan.

                  (1) 401(k) Plan. Commencing on the Closing Date, Hired
            Employees who are eligible to participate in the Seller's Retirement Plus Savings Plan ("Seller's Savings Plan") shall be eligible to participate in a defined contribution plan of Purchaser (the "Purchaser's Savings Plan") which contains a
            Section 401(k) feature, and which is otherwise substantially similar in all respects to the Seller's Savings Plan. The Purchaser's Savings Plan shall not fail to be considered substantially similar merely because the plan contains different investment options than those presently offered under Seller's Savings Plan, so long as a range of investment options is offered. It shall also not fail to be considered substantially similar because the Company match provided under it totals $.50 per dollar on the first 6% of earnings contributed to the Plan rather than the dollar-for-dollar match provided under the Seller's Savings Plan, nor shall it fail to be considered substantially similar because the Company match provided under Purchaser's Savings Plan is not invested in Purchaser's Stock. The parties agree that each participant in the Seller's Savings Plan shall have the light to make an elective transfer of his or her account balance in that Plan to the Purchaser's Savings Plan, under the rules set forth in Treasury Reg. ss.1.411(d)-4. The Purchaser's Savings Plan shall contain provisions pursuant to which participants may make eligible rollover distributions, as such term is defined in the Internal Revenue Code, from the Seller's Savings Plan and from the qualified profit sharing plan of the Seller's known as the Akron URW Chemicals and Adhesives Defined Contribution Plan into the Purchaser's Savings Plan. The Purchaser's Savings Plan will recognize service with Seller for all purposes for which service is a criterion in the Plan. Purchaser also agrees to offer Hired Employees who are covered by a collective bargaining agreement participation in the Purchaser's

            Savings Plan on substantially the same conditions as they currently are eligible to participate in Seller's Retirement Plus Savings Plan for Wage Employees.

                  (2) Defined Benefit Pension Plan. Purchaser agrees to
            establish a defined benefit pension plan substantially similar in all respects to Seller's Retirement Program For Salaried Employees, for those Hired Employees who are currently participants in the Retirement Program For Salaried Employees. Under such plan of Purchaser, each Hired Employee will be credited with service with Seller for purposes of determining eligibility and vesting under the Purchaser's plan, but not for benefit calculation purposes. Whether such benefits substantially similar shall be determined using the actuarial and interest rate assumptions used by Seller under the Retirement Program For Salaried Employees.

            (b) Welfare Benefit Plans. By not later than January 1, 1997, Purchaser shall establish group medical, dental, life, dependent life, disability, accident, and other welfare and fringe programs for the Hired Employees which shall be reasonably similar to the welfare benefit plans provided by Seller to the Hired Employees immediately prior to the Closing Date. Seller agrees, however, that to be comparable, Purchaser need not offer health or dependent care reimbursement accounts to the Hired Employees or provide the so-called "flex credits" provided by the Seller to its employees. Purchaser agrees that such plans shall not contain any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements and similar provisions and shall recognize service for all purposes for which service is a criterion under Purchaser's welfare benefit plans. Purchaser further agrees that such welfare benefit plans shall be offered to those Hired Employees whose employment is covered by a collective bargaining agreement, as well as provided to all other Hired Employees.

            Seller agrees that until such time as Purchaser establishes separate welfare benefit plans in accordance with the above paragraph, Seller shall administer welfare benefit plans established by Purchaser which mirror the comparable plans of Seller which presently cover the Hired Employees. Buyer understands that any such agreement with respect to an insured benefit plan, such as Seller's Long Term Disability Income Plan, is contingent on obtaining the consent of the insurer to such agreement, in such form as is satisfactory to the Seller. Purchaser agrees that such plans shall be authorized by its Board of Directors prior to the Closing Date and shall be effective as of such date. With respect to the medical, dental, vision, and prescription drug coverages to be administered by Seller hereunder, Purchaser agrees that it shall reimburse Seller and be responsible for all charges which arise under such plans, except as set forth in Schedule 6.3(b), for services rendered between the Closing Date and the date on which separate non-mirror benefit plans are established by Buyer, regardless of when the injury, illness, or condition giving rise to such services occurred. Purchaser further agrees that Seller shall have no responsibility under its plans for any charges which arise under such plans for services which are rendered after the date on which separate, non-mirror benefit plans are established by Purchaser. With respect to welfare benefit plans other than those providing medical, dental, vision, and prescription drug coverage, Purchaser agrees to reimburse Seller for any amounts incurred by Seller under such plans for claims which arise between the Closing Date, and the date on which E3uyer establishes separate, non-mirror benefit plans, and agrees that Seller shall have no responsibility under its plans for any claim for such benefit which arises after the date on which separate, non-mirror benefit plans are established. Purchaser also agrees to pay the administrative costs incurred by Seller in operating its welfare benefit plans which are attributable to the Business during the period of administration, in accordance with the formula used by Seller prior to the Closing Date, and any additional costs directly incurred by Seller as a result of its administering of the welfare benefit plans hereunder. Purchaser agrees to indemnify and hold Seller harmless against any claims, demands, liabilities, judgments, or losses of any kind which may be incurred by Seller as a result of its agreement under this paragraph. Seller further reserves the right to immediately terminate its agreement under this paragraph if it reasonably determines that its likelihood of obtaining repayment from Purchaser hereunder is jeopardized. Seller further agrees to reimburse Purchaser for any medical or prescription drug costs, whether premium costs or medical expense reimbursements paid under the plan, incurred in the 12-month period which begins on the Closing, attributable to claim(s) identified in Schedule 6.3(b), up to a total reimbursement of $100,000. Seller's obligation shall not extend to any medical services rendered to or incurred by such individual after 12 months have elapsed from the Closing Date.

            Seller agrees to be responsible for providing any notice required under Part 6 of Title I of ERISA and Section 4980B of the Code (collectively "COBRA") for all Hired Employees as a result of the sale of the Business to Purchaser. Purchaser agrees to indemnify Seller for any costs incurred by Seller in providing continuation coverage under COBRA to any Hired Employees as a result of Purchaser failing to provide the Hired Employees with medical benefits sufficient to relieve Seller of the obligation to provide continuation coverage to such employees.

            (c) Retiree Medical Coverage. Hired Employees who are eligible to retire from Seller as of the Closing Date shall, together with their spouses and other eligible dependents, be entitled to retiree medical and life insurance coverage from Seller, under the plans of Seller then in effect, which coverage shall be secondary to the medical coverage provided to such employees of Purchaser while they are actively employed by Purchaser. Purchaser shall indemnify and reimburse Seller in full for any costs incurred by Seller under Seller's retiree medical plans with respect to any Hired Employees (including their spouses and eligible dependents) during the period when such employees are employed by Purchaser, as a result of the fact that such employees are not then receiving medical coverage from Purchaser, whether due to the fact that such employees elected to waive coverage under the Purchaser's medical plan, or otherwise. Seller shall have no obligation to Purchaser with respect to retiree medical coverage of any Hired Employee who did not meet the requirements for retiree medical coverage under Seller's retiree medical plans as of the Closing Date. It is understood that those salaried Hired Employees who qualify for retiree medical coverage on the Closing Date may elect it at that time or later, up to the date on which they terminate employment with the Purchaser.

            6.4 Wage Reporting. Seller shall furnish each Hired Employee one Wage and Tax Statement (IRS Form W-2) for wages paid by Seller. Purchaser shall furnish IRS Forms W-2 covering the period from the Closing Date through the end of the year in which the

      Closing Date occurs. Both parties shall comply with the provisions of
      Section 4 of Rev. Proc. 84-77.

      6.5 Workers Compensation. Purchaser shall assume as an Assumed Liability full responsibility for all workers compensation claims that have been filed by employees of the Business before the Closing Date by employees who were employees of the Business when such claims were incurred, and shall indemnify and hold Seller harmless against all claims, payments, expenses, costs and losses incurred or accrued by Seller with respect to or arising out of such claims, or Purchaser's assumption of such obligations. Purchaser will also be responsible for all workers compensation claims that are filed by Hired Employees on and after the Closing Date, including claims for injuries or illnesses that result from aggravation of pre-existing conditions that were in existence prior to or as of the Closing Date. In assuming responsibility for existing worker's compensation claims, the parties nevertheless acknowledge that Seller, as a self-insured employer under the Ohio Workers' Compensation statutes retains ultimate responsibility for said claims, and the pates agree to cooperate to the extent necessary to insure that the handling of such claims is consistent with this paragraph, with Seller's underlying obligation under Ohio State law and with the agreement of Purchaser to provide indemnification against said claims.

      6.6 Conduct of ASD Business. From and after the date hereof, through and including the Closing Date, Seller shall operate the ASD business in the usual, ordinary and normal course, and, in all material respects, consistent with operations prior to the date hereof.

      6.7 Material Changes. Except for transactions entered into in the Ordinary Course of Business, without the prior written consent or Purchaser, Seller shall not, after the date hereof and before the Closing Date, with respect to the ASD business: (a) enter into any contract of employment with, or materially increase the compensation paid or payable to, or enter into any new arrangements with, any of its officers, employees, or agents or pay or become committed to pay any of the foregoing bonuses or other special compensation other than in the ordinary course; (b) make any single capital expenditure in an amount exceeding $50,000, or any capital expenditures which in the aggregate exceed $250,000; or (c) sell, transfer, assign or encumber, or agree to sell, transfer, assign or encumber, any of the Assets, other than the sale of Inventory, Equipment, and Personal Property and collection of Accounts Receivable in the Ordinary Course of Business.

      6.8 Best Efforts. Seller and Purchaser shall use their respective reasonable best efforts to obtain all consents and to cause any governmental and regulatory licenses, permits, and approvals which are legally transferable to Purchaser to be so transferred at the Closing (and Purchaser shall cooperate with Seller in such manner as Seller reasonably may request). Subject to the terms and conditions of this Agreement, Seller and Purchaser shall use their respective best efforts and take all reasonable actions to bring about their respective timely performance of this Agreement. The Seller and Purchaser will each use their respective reasonable best efforts (without incurring expense or payment to any third party or instituting litigation) to obtain consents of all third parties and Governmental Authorities necessary to the consummation of the transactions contemplated by this Agreement. To the extent that Seller's rights under any agreement, contract, commitment, lease, or other Business Asset may not be assigned without the consent of another person which has not been obtained at or prior to Closing, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller shall use reasonable best efforts (without incurring expense or payment to any third party or instituting litigation) to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser's right under the asset in question so that Purchaser would not in effect acquire the full benefit of all such rights, Seller, to the maximum extent permitted by law and the asset to be assigned, shall act after the Closing as Purchaser's agent in order to obtain for it the full benefits thereunder and shall cooperate, to the maximum extent permitted by law and the asset to be assigned, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser; provided that Seller shall not be required to incur any expense or payment to any third party, to institute litigation or to otherwise incur cost in connection with the foregoing.

      6.9 Prorations and Transfer Taxes. Real estate taxes, personal property taxes, utilities, and other pro-ratable items not included in the Assumed Liabilities shall be adjusted ratably as of the Closing Date. All applicable state, federal, and local sales, use, and transfer taxes payable in connection with the transactions contemplated hereby shall be allocated and paid by the Seller. Purchaser shall reimburse Seller for 50% of the amount of such taxes actually paid by Seller.

      6.10 Assumption of Liabilities. Except as expressly provided in this Agreement, Purchaser shall not assume any liabilities or obligations of Seller. Purchaser hereby undertakes, assumes and agrees to perform, pay, honor, satisfy, fulfill, and discharge the following, hereinafter referred to as the "Assumed Liabilities", whether liquidated, unliquidated, accrued, absolute, contingent, or otherwise:

            (a) any and all obligations, liabilities, or commitments specifically undertaken or assumed by Purchaser pursuant to the terms of this Agreement, including without limitation the Accrued Liabilities and the matters described in Section 4.15(b) hereof, in accordance with the provisions thereof;

            (b) any and all unperformed and unfulfilled liabilities, obligations, and commitments required to be performed and fulfilled by Seller under the terms of the Contracts and the other executory contracts, agreements, purchase, and sales orders, leases, licenses, commitments, and undertakings of the Business entered into in the Ordinary Course of Business, whether or not set forth in Schedule 1.12, or which have been entered into between the date hereof and Closing in the Ordinary Course of Business;

            (c) any and all liability for accrued vacation for all of the Hired Employees for all relevant periods prior to Closing, together with the other liabilities which collectively comprise the Accrued Liabilities;

            (d) any and all liability and responsibility for workers' compensation claims as set forth in Section 6.5;

            (e) any and all liabilities and obligations relating to claims asserted at any time on or after the Closing Date by any person or entity (including the expense of defense and settlement thereof) for or relating to personal injury, wrongful death, or property damage which occur on or after the Closing Date, including without limitation claims which involve allegations of Product Warranty Liability or Product Liability, which is actually or allegedly caused by, arising out of or resulting from Products or services sold or provided by Purchaser, whether directly or indirectly, in the conduct of the ASD business; and,

            (f) other than Accounts Payable and intercompany liabilities, any and all liabilities, obligations, and commitments incurred in the Ordinary Course of Business since the Balance Sheet Date and in accordance with the terms of this Agreement.

      It is expressly agreed that Purchaser has not assumed or agreed to perform, pay, or discharge, and that Seller hereby undertakes, assumes, and agrees to perform, pay, honor, satisfy, fulfill, and discharge, the Excluded Liabilities, whether liquidated, unliquidated, accrued, absolute, contingent, or otherwise, including without limitation;

            (u) all liabilities and obligations of any kind existing as of the Closing of a nature characterized as an intercompany liability on the Balance Sheet or Closing Balance Sheet (including any item removed as a pro forma adjustment), and any similar item otherwise owed between Seller and the ASD business other than items arising from arms-length commercial transactions (such as the sale of Products);

            (v)   all Accounts Payable of the Business as of the Closing Date;

            (w) claims, demands, damages, costs, expenses, losses, liabilities, penalties, fines, suits, and proceedings (including attorney's fees) which arise as the result of (i) the enforcement of Environmental Laws in effect on the Closing Date resulting from the operation of the ASD business, the sale of Products or Seller's activities at the Facility on or prior to the Closing Date during the period of Seller's ownership, possession, or control thereof; (ii) conditions caused, events occurring, or activities at the Facility or with respect to the Business on or prior to the Closing Date which result in any emission, disposal, deposit, contamination, or discharges of Hazardous Materials; or (iii) the storage or release of Hazardous Materials in the buildings, structures, and all other improvements at the Facility on or prior to the Closing Date which storage or release gives rise to a regulatory obligation to remediate same under Environmental Laws in effect on the Closing Date, together with

      ACM conditions for which Seller shall bear sole responsibility pursuant to
      Section 4.15(b) of this Agreement;

            (x) any and all liabilities and obligations relating to claims asserted by any person or entity (including the expense of defense and settlement thereof) for or relating to personal injury, wrongful death, or property damage, including without limitation claims which involve allegations of Product Warranty Liability or Product Liability, which is actually or allegedly caused by, arising out of or resulting from Products or services sold or provided by Seller, whether directly or indirectly, in the conduct of the ASD business prior to the Closing Date;

            (y) all liabilities and obligations of Seller for Taxes, other than for Taxes which are expressly identified herein as Accrued Liabilities; and,

            (z) any of the litigation and claims required to be set forth in
      Schedule 4.8 hereof.

      6.11 Access to Information After the Closing. After Closing, Purchaser shall cooperate with Seller and grant Seller's employees and agents during normal business hours reasonable access to Purchaser's management and personnel and to the records of Purchaser relating to the operation of the Business during the period it was owned and operated by Seller for the purpose of:

            (a) any Tax examination of Seller or its affiliates for preparation of any Tax return of Seller or its affiliates;

            (b) any claim or litigation involving Seller or its affiliates (including claims or investigations arising under or in connection with this Agreement);

            (c) any investigation of Seller or its affiliates relating to the Business conducted by any governmental organizations;

            (d) any matter relating to any indemnification, representation, warranty, covenant, or any other term of this Agreement; or

            (e)   any reasonable business purpose.

It is specifically agreed that Purchaser shall cooperate with Seller at Seller's expense in Seller's continued defense of the litigation and claims described in
Schedule 4.8 hereto, and shall provide technical advice and assistance in connection therewith as reasonably required by Seller.

      6.12 Taxes. Purchaser shall prepare and file all federal, state, and local income, sales, personal property, or similar Tax returns in connection with the operation of the Business on and after the Closing Date.

      6.13 Seller's Identification. It is expressly understood that Purchaser acquires no right, title, or interest in and to the trademarks, trade names, and/or trade designations "The B.F. Goodrich Company", "BFGoodrich", "Goodrich", "BFG", "Tremco", or in and to any other trademark, trade names, or trade designation which identifies Seller as The B.F.Goodrich Company.

      6.14 Removal of Seller's Identification. Purchaser shall within six (6) months after the Closing: (a) remove or otherwise permanently and completely obliterate all trademarks, trade names, and/or trade designations which identify Seller from the Facility and from all Products transferred hereunder as existing Inventory or Business Assets on the Closing Date; and, (b) remove or permanently or completely obliterate from any molds, dies, or other equipment used for making Products, any trademarks, trade names, and/or trade designations that identify Seller. In connection with Products manufactured or sold by Purchaser after the Closing Date that include any trademark, trade name, or trade designation that identifies Seller (to the extent permitted herein) Purchaser will nevertheless identify such Products as having been manufactured by Purchaser. The provisions of this Section 6.14 shall not in any way limit or restrict the indemnities provided by Purchaser nor expand the indemnities provided by Seller herein with respect to Products sold after the Closing Date.

      6.15 Office Supplies. Except to the extent permitted under Section 6.14 hereof, Purchaser agrees not to use any office stationary, invoices, vouchers, catalogs, brochures, product literature, publications, MSDS, business cards, and other office supplies which bear any trademark, trade name, or trade designation that in any way identifies Seller unless it first removes, obscures by a label, or permanently and completely obliterates the designation of Seller from such materials.

      6.16 Trademarks, Trade Names, and Technology Acquired By Purchaser. Notwithstanding the foregoing provisions, Seller has agreed to and shall, as of the Closing Date, assign, transfer, and convey to Purchaser all of its right, title, and interest in and to the Trademarks and Trade Names identified in
Schedule 1.35. On the Closing Date, Seller and Purchaser shall execute and deliver License Agreement(s) substantially in the form of the document(s) annexed hereto as Exhibit B, wherein Seller transfers to Purchaser the Licensed Technology for use by Purchaser in the Business.

      6.17 Post-Closing Supply Agreements. The ASD business as heretofore conducted by Seller has included transactions wherein: (i) various divisions of Seller supply materials or goods to the ASD business; and (ii) the ASD business sells Products to various divisions of Seller. Purchaser and Seller will review these arrangements and will, prior to the Closing Date, establish arrangements for the continuity of supply after Closing.

      6.18 Post-Closing Issues. With respect to environmental conditions for which Seller is liable hereunder, Seller will continue to monitor developments and the proposed regulations under Ohio law with respect to a potential filing by Seller with respect to the Facility (at Seller's expense) under the Ohio Brownfield Program, Ohio Revised Code Section 3746.01, et seq. (the "Program"). The parties shall reasonably cooperate in all respects relative to Seller's performance and discharge of its liabilities hereunder, including such actions as Seller may determine to take under the Program, and in connection therewith Purchaser shall provide to Seller such access to the Facility, its records and information and personnel as may be reasonably required in connection with such actions by Seller.

                                  ARTICLE VII

                 CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS

      All obligations of Purchaser under this Agreement are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which conditions may be waived by Purchaser in its sole discretion:

      7.1 Representations and Warranties. The representations and warranties made by Seller herein or in any document delivered pursuant hereto shall be complete, true, and correct in all material respects when made and as of the Closing Date.

      7.2 Obligations. Seller shall have performed and complied in all material respects with all obligations, covenants, agreements, and conditions, including completion of the delivery required under Section 9.2, required hereunder to be performed or complied with by it at or before the Closing Date.

      7.3 Certificate. There shall be delivered to Purchaser a certificate executed by Seller, dated as of the Closing Date, which (i) certifies that the conditions set forth in Sections 7.1and 7.2 hereof have been fulfilled and (ii) provides any information or particulars required to update the representations and warranties of Seller in respect of the period from the date hereof through the Closing Date in order to permit such certification to be made.

      7.4 No Legal Action. No action or proceeding shall have been instituted or threatened before any court or government body to restrain, prohibit, or invalidate the sale of the Business and Business Assets contemplated by this Agreement. No temporary restraining order or preliminary or permanent injunction or other order, decree, or ruling shall have been issued by a court of competent jurisdiction or by a governmental, regulatory, or administrative agency or commission, and no statute, rule, regulation, or executive order shall have been promulgated or enacted by any governmental authority or shall be in effect, which would prevent the consummation of the transactions contemplated hereby or cause same to be unlawful.

      7.5 HSR Filing. All filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have been made and the waiting period thereunder including any extensions thereof shall have expired or terminated.

      7.6 Completion of Environmental Audit. The environmental audit report referred to in Section 10.5 shall have been completed and delivered to Seller and Purchaser.

                                  ARTICLE VIII

                  CONDITIONS PRECEDENT TO SELLER'S OBLIGATIONS

      All obligations of Seller under this Agreement are subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which conditions may be waived by Seller in its sole discretion:

      8.1 Representations and Warranties. The representations and warranties made by Purchaser herein or in any document delivered pursuant hereto shall be true, complete and correct in all material respects when made and as of the Closing Date.

      8.2 Obligations. Purchaser shall have performed and complied in all material respects with all obligations, covenants, agreements, and conditions, including completion of the delivery required under Section 9.3, required hereunder to be performed or complied with by Purchaser at or before the Closing Date.

      8.3 Certificates. There shall be delivered to Seller a certificate executed by an authorized officer or representative of Purchaser, dated as of the Closing Date, which (i) certifies that the conditions set forth in Sections
8.1 and 8.2 hereof have been fulfilled and (ii) provides any information or particulars required to update the representations and warranties of Purchaser in respect of the period from the date hereof through the Closing Date in order to permit such certification to be made.

      8.4 No Legal Action. No action or proceeding shall have been instituted or threatened before any court or governmental body to restrain, prohibit, or invalidate the sale of the Business and Business Assets contemplated by this Agreement. No temporary restraining order or preliminary or permanent injunction or other order, decree, or ruling shall have been issued by a court of competent jurisdiction or by a governmental, regulatory, or administrative agency or commission, and no statute, rule, regulation, or executive order shall have been promulgated or enacted by any governmental authority or shall be in effect, which would prevent the consummation of the transactions contemplated hereby or cause same to be unlawful.

      8.5 HSR Filing. All filings required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have been made and the waiting period thereunder including any extensions thereof shall have expired or terminated.

      8.6 Completion of Environmental Audit. The environmental audit report referred to in Section 10.5 shall have been completed and delivered to Seller and Purchaser.

                                   ARTICLE IX

                                     CLOSING

      9.1 Closing. The Closing shall take place on the Closing Date, at the offices of Kirkland and Ellis in Chicago, Illinois, or at such other place as Seller and Purchaser may mutually agree. All documents and other instruments required to be delivered at Closing shall be regarded as having been delivered simultaneously, and no document or other instrument shall be regarded as having been delivered until all have been delivered.

      9.2 Seller's Obligations. On the Closing Date, Seller shall deliver to
Purchaser:

            (a) such bills of sale, endorsements, assignments, and other appropriate instruments of conveyance, all in form and substance reasonably satisfactory to legal counsel for Purchaser as shall be necessary to for the purpose of transferring, assigning, and conveying to Purchaser on the Closing Date all of Seller's light, title, and interest in and to the Business and the Business Assets in accordance with the terms and conditions hereof, and to otherwise consummate the transactions contemplated by this Agreement, including, without limitation, the Facility Documents;

            (b) the legal opinion of Seller's Assistant General Counsel, dated as of the Closing Date, in a form reasonably satisfactory to legal counsel for Purchaser;

            (c) the Contracts, Business Records, and similar written documents pertaining or relating to the Business Assets;

            (d) a Certificates of Good Standing for Seller's issued by the Secretary of States of New York and Ohio;

            (e) a certificate signed by Seller's Secretary or Assistant Secretary which certifies (i) the resolutions of the Board of Directors of Seller approving and authorizing the execution, delivery, and performance of this Agreement and the instruments, documents, and transactions contemplated herein and (ii) the names and signatures of the officers of the Purchaser authorized to execute and deliver all such instruments;

            (f) all contracts, files, documents, data, records, and information of Seller relating to the conduct of the ASD business or the Business Assets, all of which may be delivered to the custody of Purchaser at offices of the Business;

            (g) UCC termination statements necessary to release any UCC-1 statements (if any) affecting the Business Assets;

            (h) copies of all consents, assignments, and waivers received by Seller for the consummation of the transaction contemplated by this Agreement; and

            (i) all other documents required to be delivered by Seller to Purchaser at Closing under the provisions of this Agreement.

      9.3 Purchaser's Obligations. On the Closing Date, Purchaser shall deliver to Seller:

            (a) payment of the adjusted Purchase Price to be paid at Closing pursuant to Article 3;

            (b) such documentation as is necessary or required to evidence the assumption of the Assumed Liabilities (including, without limitation, the Assumption Agreement);

            (c) the legal opinion of counsel for Purchaser, dated as of the Closing Date, in a form reasonably satisfactory to legal counsel for Seller;

            (d) a Certificate of Good Standing for Purchaser issued by the Secretary of States of Delaware and Ohio;

            (e) a certificate signed by the Secretary or President of the general partner of Sovereign which certifies (1) the resolutions of the Board of Directors of the general partner of Sovereign approving and authorizing the execution, delivery, and performance of this Agreement and the instruments, documents, and transactions contemplated herein and (2) the names and signatures of the officers of the general partner of Sovereign authorized to execute and deliver all such instruments.

            (f) a certificate signed by the Chairman of the Board of Managers, a Manager or the President of Purchaser which certifies; (i) the resolutions of the Board of Managers approving the execution, delivery and performance of this Agreement and the instruments, documents and transactions contemplated herein, and (ii) the names and signatures of all officers and/or members of Purchaser authorized to execute and deliver all such instruments.

            (g) all other documents and payments required to be delivered by Purchaser to Seller at Closing under the provisions of this Agreement.

      9.4 Additional Acts and Documents. At any time and from time to time after the Closing, Purchaser and Seller will execute and deliver such other instruments of sale, transfer, conveyance, assignment, and confirmation and take such actions as are necessary or desirable in order to effectively transfer, convey, and assign to Purchaser and to confirm Purchaser's ownership of and title to the Business and Business Assets.

      9.5 Consent and Approvals. This Agreement shall not constitute an agreement to assign or transfer any interest in any instrument, contract, lease, permit, or other agreement or arrangement or any claim, right, or benefit arising thereunder or resulting therefrom, if an assignment or transfer or an attempt to make such an assignment or transfer without the consent of a third party would constitute a breach or violation thereof; and any transfer or assignment to Purchaser by Seller of any interest under any such instrument, contract, lease, permit, or other agreement or arrangement that requires the consent of a third party shall be made subject to such consent or approval being obtained. In the event any such consent or approval is not obtained on or prior to the Closing Date, Seller shall continue to use commercially reasonable efforts to obtain any such approval or consent after the Closing Date until such time as such consent or approval has been obtained, and Seller will cooperate with Purchaser in any lawful and economically feasible arrangement to provide that Purchaser shall receive Seller's interest in the benefits under any such instrument, contract, lease, permit, or other agreement or arrangement, including performance by such Seller as agent, if economically feasible, provided that Purchaser snail undertake to pay or satisfy the corresponding liabilities for the enjoyment of such benefit to the extent Purchaser would have been responsible therefor if such consent or approval had been obtained. Purchaser shall pay and discharge, and shall indemnify and hold Seller harmless from and against, any and all out-of-pocket costs (other than its internal administrative costs) of seeking to obtain or obtaining any such consent or approval after the Closing Date.

      9.6 Accounts Receivable. Seller agrees to promptly transfer to Purchaser any cash or other property which Seller may receive after Closing in respect of the Accounts Receivable transferred to Purchaser hereunder.

      9.7 Exhibited Documents and Schedules. Seller and Purchaser shall at Closing execute and deliver the agreements annexed hereto as Exhibits A and B.

                                    ARTICLE X

                              ADDITIONAL COVENANTS

      10.1 Payment of Assumed Liabilities. Purchaser shall pay or perform when due all Assumed Liabilities, provided, however, that nothing contained herein shall require Purchaser to pay, perform, or discharge any Assumed Liability so long as: (i) Purchaser shall, in good faith, be diligently contesting, or causing to be contested the amount or validity thereof; (ii) execution thereof against Seller has been stayed; and (iii) Purchaser provides Seller with a complete defense and indemnity with respect to all matters arising out of such contest.

      10.2 Payment of Excluded Liabilities. Seller shall pay or perform when due all Excluded Liabilities, provided, however, that nothing contained herein shall require Seller to pay, perform, or discharge any Excluded Liability so long as:
(i) Seller shall, in good faith, be diligently contesting or causing to be contested the amount or validity thereof; (ii) execution thereof against Purchaser has been stayed; and (iii) Seller provides Purchaser with a complete defense and indemnity with respect to ail matters arising out of such contest.

      10.3 Seller's Non-Competition Covenant. In consideration of Purchaser entering into and fulfilling its obligations under this Agreement, and ancillary to the sale of the Business and Business Assets as provided herein, Seller agrees that, without the prior written consent of Purchaser, it and its current affiliates and subsidiaries shall not, for a period of four (4) years after the Closing Date, directly or indirectly: (a) engage in any Competing Activity (as hereinafter defined) within the geographic area in which Seller has conducted the Business, it being understood and agreed by the parties that such geographic area is world-wide; (b) either for its own benefit or purposes or the benefit or purposes of any other person, interfere with, attempt to divert, entice away, or accept any business from any person who was listed in the Customer List, if for the purpose of a Competing Activity; or (c) solicit for employment by Seller any Hired Employee. For the purposes of this Agreement, "Competing Activity" means any participation in, or other ownership or organization of, any person or entity, which, directly or indirectly, is engaged in, or hereafter engages in, the design, development, manufacture, distribution or sale of any Product, whether Seller is acting as an agent, consultant, investor, partner, shareholder, proprietor or in any representative capacity. Provided, however, that nothing herein shall prevent or prohibit Seller or its affiliates or subsidiaries in any way from conducting any activities other than the ASD business or prohibit Seller from acquiring, investing in, controlling, or otherwise having an interest in a business so long as not more than ten percent (10%) of such business' sales and profits are derived from an operation which is a Competing Activity, or from acquiring, investing in, or otherwise having an interest in not more than a ten percent (10%) equity interest or capital stock interest in a business whose sales and profits are derived from a Competing Activity.

      10.4 Continued Business Activity. It is understood and agreed that, any activity of Seller which is conducted after Closing in a manner consistent with its prior practice as a part of any of the divisions, business units, or segments of Seller or its affiliates other than the ASD business as constituted and operated on and after December 31, 1994, whether as the commencement, continuation, or restructuring of any such activity, shall be deemed not to constitute a Competing Activity for the purposes of the foregoing Section 10.3, and nothing in this Agreement shall restrict or limit, or be deemed to restrict or limit, any such activity as may be hereafter conducted by Seller.

      10.5 Environmental Audit and Liabilities. The parties have agreed to share equally the expenses of an environmental audit of the Facility, conducted by Environmental Mitigation Group ("EMG"), which audit report is attached here in
Schedule 10.5. Seller shall not be obligated by reason of this Agreement to undertake any actions or to expend any funds in response to or as a consequence of any matter or condition identified in EMG's report. EMG's report shall serve as a baseline for future reference by the parties for the purposes of this Agreement.

      10.6  Taxes.

            (a) Except as otherwise provided herein, and except as to items which are Accrued Liabilities, Purchaser shall not be liable at any time for, and Seller shall indemnify and hold Purchaser harmless from and against, any Taxes which may be assessed against or incurred by Seller in respect of the Business for any period ending on or prior to the Closing Date, whether resulting from any audit or review conducted prior to or subsequent to the Closing or otherwise. Seller shall be entitled to recover and retain any refunds of Taxes paid in respect of all periods ending on or prior to the Closing Date, except in respect of any Taxes which are Accrued Liabilities.

            (b) It is understood and agreed that, in connection with the sale of certain real or personal property (whether owned or leased), certain general or leasehold taxes which are assessed on an annual basis will be prorated as of the Closing Date. The prorations will be based upon the best information available at the time, and Purchaser and Seller agree that when the relevant information is finalized as evidenced by issuance of the relevant tax bills by the appropriate taxing body, any over- or underpayment resulting from the earlier prorating of estimated figures will be promptly adjusted by cash payment between parties.

            (c) In the event Seller or Purchaser pay any amount which another is obligated to pay pursuant to this Section 10.6, then the party so paying shall be promptly reimbursed in cash by the other party.

            (d) Purchaser shall be responsible and liable for, and shall indemnify and hold Seller harmless against, any and all Taxes arising out of or assessed against the Business and Business Assets in respect of the operation or ownership, use, or transfer thereof after the Closing Date.

                                   ARTICLE XI

                                 INDEMNIFICATION

      11.1 Indemnification by Purchaser. Purchaser agrees to indemnify, defend, and hold harmless Seller, its affiliates and their respective officers, directors, shareholders, employees, agents, successors, and assigns from and against any liability, obligation, claim, cause of action, loss, cost, damage, and expense of any kind or amount whatsoever, including reasonable attorneys' fees and court costs incurred in prosecuting or defending same, but excluding consequential damages (Seller's "Losses"), incurred or suffered by one or more of said parties, arising out of or resulting from:

            (a) The breach of any representation or warranty made by Purchaser in this Agreement;

            (b) The breach of or failure to perform any covenant, obligation, or agreement of Purchaser set forth herein;

            (c)   The Assumed Liabilities;

            (d) Any liability relating to the Business or the Business Assets claimed to arise under any Environmental Law, as now or hereafter enacted, reauthorized or amended, arising out of facts or circumstances occurring on or after the Closing Date, or otherwise arising out of or resulting from the operation of the Business or the sale of Products after the Closing Date; provided, however, that Purchaser shall not be required to indemnify Seller hereunder if and to the extent any such claim by Purchaser arises from facts or circumstances in respect of which Seller has indemnified Purchaser pursuant to Section 11.2; and,

            (e) Claims, demands, damages, costs, expenses, losses, liabilities, penalties, fines, suits, and proceedings (including attorney fees) arising or resulting from (1) conditions caused, events occurring, or activities at the Facility or with respect to the Business after the Closing Date which result in any emission, disposal, deposit, contamination, or discharges of hazardous substances or regulated substances or (2) the existence, storage, or presence of hazardous substances or regulated substances in the buildings, structures, and all other improvements at the Facility on or after the Closing Date and the remediation thereof except to the extent Seller has provided indemnification pursuant to Section 11.2 hereof .

      11.2 Indemnification by Seller. Seller shall indemnify, defend, and hold harmless Purchaser, its officers, directors, shareholders, employees, agents, successors, and assigns and against any liability, obligation, claim, cause of action, loss, cost, damage, and expense of any kind or amount whatsoever, including reasonable attorneys' fees and court costs fees incurred in prosecuting or defending same, but excluding consequential damages (Purchaser's "Losses") incurred or suffered by any one or more of said parties, arising out of or resulting from:

            (a) The breach of any representation or warranty made by Seller in this Agreement;

            (b) The breach of or failure to perform any covenant, obligation, or agreement of Seller set forth herein;

            (c)   The Excluded Liabilities;

            (d) Claims, demands, damages, costs, expenses, losses, liabilities, penalties, fines, suits, and proceedings (including attorney's fees) which arise as the result of (i) the enforcement of Environmental Laws in effect on the Closing Date resulting from the operation of the ASD business, the sale of Products or Seller's activities at the Facility on or prior to the Closing Date during the period of Seller's ownership, possession, or control thereof; (ii) conditions caused, events occurring, or activities at the Facility or with respect to the Business on or prior to the Closing Date which result in any emission, disposal, deposit, contamination, or discharges of Hazardous Materials; or (iii) the storage or release of Hazardous Materials in the buildings, structures, and all other improvements at the Facility on or prior to the Closing Date which storage or release gives rise to a regulatory obligation to remediate same under Environmental Laws in effect on the Closing Date, together with ACM conditions for which Seller shall bear sole responsibility pursuant to
      Section 4.15(b) of this Agreement; and,

            (e) Any brokers' commission, finders' fees, or other like payments incurred or alleged to have been incurred by Seller in connection with the sale of the Assets and the consummation of the transactions contemplated by this Agreement.

      11.3 Procedure for Indemnification. If any party hereto shall claim indemnification hereunder arising from any claim or demand of a third party, the party seeking indemnification (the "Indemnitee") shall promptly notify the party from whom indemnification is sought (the "Indemnitee") in writing of the basis for such claim or demand, setting forth the nature of the claim or demand in reasonable detail. The indemnitor shall have the right to compromise or, if appropriate, defend at its own cost and through counsel of its own choosing, any claim or demand of any third party giving rise to such claim for indemnification. Such notice and opportunity to compromise or defend, if applicable, shall be conditions precedent to any asserted liability under this indemnity. In the event the indemnitor undertakes to compromise or defend any such claim or demand, it shall promptly notify the indemnitee in writing of its intention to do so. The indemnitee shall fully cooperate with the indemnitor and its counsel in the defense or compromise of such claim or demand. After the assumption of the defense by the indemnitor, the indemnitor shall be liable for any out-of-pocket legal or other expenses subsequently incurred in connection with such defense, but the indemnitee may participate in such defense at its own expense. No settlement of a third-party claim or demand defended by the indemnitee shall be made without the written consent of the indemnitor. The indemnitor shall not, except with the written consent of the indemnitee, consent to the entry of a judgment or settlement which does not include as an unconditional term thereof, the giving by all claimants which have or could assert claims against indemnitee (including, without limitation, Claims for Contribution or indemnity) to the indemnitee an unconditional and complete release from all liability in respect of such third-party claim or demand. Indemnitee will have the right to review and approve the form of release, which approval will not be unreasonably withheld or delayed. If either party shall claim 'indemnification hereunder for any claim other than third-party claims, the indemnitee shall promptly notify the indemnitor in writing of the basis for such claim, setting forth the nature and amount of the claim in reasonable detail, and after determination of the validity of such claim, which the parties shall promptly pursue, payment therefor shall be made by the indemnitor. Notwithstanding the foregoing, the indemnitor will not be entitled to control the defense of a claim, and will pay the reasonable fees and expenses of legal counsel retained by indemnitee, in the event a court of competent jurisdiction rules that the indemnitor has breached its obligation herein to defend such claim, or if the indemnitor is insolvent, bankrupt, or otherwise unable or unwilling to pay the costs of defending such claim.

      11.4 Period of Seller's Indemnity. The indemnities contained in Section
11.2 of this Agreement shall expire two (2) years from the Closing Date, except with respect to (i) Losses as to which notice has been given pursuant to Section
11.3 within such period, in which case the indemnification period shall be extended until final resolution of such Loss; (ii) the indemnities set forth in
Section 11.2(d) which shall expire four (4) years from the Closing Date; and
(iii) indemnities provided herein by Seller with respect to Taxes which shall survive for the period of the applicable statute of limitations.

      11.5 Limitation of Liability. Purchaser's right to indemnification under this Agreement in relation to the transactions contemplated herein shall be limited to a maximum recovery from Seller of $10,000,000, and Purchaser agrees this shall constitute Purchaser's sole and exclusive remedy with respect to Purchaser's Losses except as a result of fraud by Seller. Seller shall have no obligation to indemnify Purchaser pursuant to this Agreement unless (a) the claim for indemnity is in excess of $10,000 and (b) the total of all claims in excess of $10,000 is in excess of $150,000. In the event the threshold on liability for indemnification in clause (b) of this Section 11.5 is satisfied, Seller shall be liable for the entire amount (up to an aggregate of $10,000,000) of all such claims which in total are in excess of $100,000, and then only to the extent of such excess. Purchaser waives the light to be indemnified by Seller with respect to any Losses to the extent of (i) any insurance proceeds or other recovery received by it (in excess of any applicable uninsured deductible or retention) with respect to Losses for which indemnification by Seller would otherwise be required hereunder or (ii) any reduction of any taxes otherwise payable by Purchaser resulting from a Loss, after taking into account any taxes imposed upon any indemnity payment. Notwithstanding anything to the contrary contained in this Agreement (except as provided in Section 11.9), Seller shall not be liable under the indemnification provisions of this Article II hereof or otherwise have any liability for any misrepresentation or breach of warranty under this Agreement or otherwise have any liability in connection with the transactions contemplated by this Agreement, other than in an amount which is in the aggregate recoverable after giving effect to the provisions and limitations of this Section 11.5.

      11.6 Exclusive Remedy; Survival. The parties hereto agree that the remedies provided by this Article shall be exclusive with respect to the matters described in Sections 11.1 and 11.2. The representations and warranties of Seller and Purchaser set forth in this Agreement shall expire two (2) years after the Closing Date, and Seller's and Purchaser's respective liability with respect thereto (including indemnification in respect of same) shall automatically and absolutely expire, terminate and be extinguished at the end of such two (2) year period, except as otherwise expressly provided in this Agreement.

      11.7 Special Defense Provisions. The provisions of Section 11.3 shall be subject to the following provisions. In the event any Loss shall arise in respect of any alleged exposure to Products or to materials contained therein or used in the production of Products, wherein the period of exposure commences in respect of Products sold by Seller prior to the Closing Date and terminates after the commencement of the sale of Products by Purchaser on and after the Closing Date, then liability shall be allocated based on the respective quantities of Products sold or based on the respective time of exposure, whichever is more relevant to the Loss in question. At such time as any such Loss is asserted, Purchaser and Seller shall reasonably cooperate to determine which party is more likely to have the greater percentage of any potential liability, and the party so mutually identified shall take the lead in defending such action. The costs of defense shall be initially paid on an estimated, mutually-agreed percentage basis. If the parties are unable to agree as to which party should assume the defense, then the party which has been named defendant shall assume the defense (or if both are named parties, then they shall each defend themselves), and the total costs of defense shall be borne on a 50/50 basis. The aforesaid allocations of defense costs shall be made on a preliminary basis only, and shall be subject to final adjustment as between Seller and Purchaser upon the final determination of the actual percentage liability of the parties. If such final determination shall indicate that neither party is liable for the alleged Loss, then the defense costs shall remain allocated on the same basis as the preliminary allocation, unless otherwise agreed by the parties. The foregoing shall not apply to any item included in Schedule 4.8.

      11.8 Special Indemnification by Seller. Notwithstanding anything to the contrary in this Article 11 (including the limitations in Section 11.4, 11.5 and 11.6 hereof), Seller shall indemnify, defend and hold harmless Purchaser, its officers, directors, shareholders, employees, agents, successors and assigns from and against any liability, obligation, claim, cause of action, loss, cost, damage and expense of any kind or amount whatsoever, including reasonable attorneys' fees and court costs fees incurred in prosecuting or defending same, but excluding consequential damages (Purchaser's "Losses"), incurred or suffered by any one or more of said parties, arising out of or resulting from any claim or threatened claim that either the Purchaser or the Seller, or any person in the chain of distribution or use from Seller or Purchaser, has infringed on U.S. Patent 5,234,757 or 5,397,611 or any divisional, continuation, continuation-in-part or reissue thereof, or any foreign patents corresponding to any of the foregoing relating to expandable syntactic films. The obligations of Seller set forth above shall apply only if (a) Purchaser promptly informs Seller in writing of any claim or threatened claim within thirty (30) days of Purchaser receiving written notice of such claim or threatened claim, (b) Seller is given exclusive control of the defense of such claim and all negotiations relating to its settlement, and (c) Purchaser shall assist Seller in all necessary respects in defense of such claim including providing Seller reasonable and timely access to any documents, employees, or the like required for the defense of such claims.

      11.9 ENFORCEMENT OF COVENANTS. NOTWITHSTANDING ANYTHING CONTAINED IN THIS AGREEMENT TO THE CONTRARY (INCLUDING WITHOUT LIMITATION THE PROVISIONS OF SECTIONS 4.24,11.4,11.5 AND 11.6 HEREOF), THE PURCHASER SHALL HAVE THE RIGHT TO ENFORCE ANY COVENANT CONTAINED IN THIS AGREEMENT AT ANY TIME HEREAFTER (INCLUDING, WITHOUT LIMITATION, THE PERFORMANCE BY SELLER OF ANY EXCLUDED LIABILITY), INCLUDING THE RIGHT TO SEEK SPECIFIC PERFORMANCE OF SUCH COVENANTS OR ANY OTHER REMEDIES.

                                   ARTICLE XII

                            MISCELLANEOUS PROVISIONS

      12.1 Termination. This Agreement may be terminated at any time prior to the Closing,

            (a)   by mutual consent of Purchaser and Seller;

            (b) by Seller if the Closing has not occurred prior to a date thirty
      (30) days after the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired or been terminated; or

            (c) by Seller if the Closing Date has not occurred by May 15, 1996.
      12.2 Liability on Termination. In the event of termination of this Agreement as provided in Section 12.1, above, neither party hereto shall have any liability hereunder of any nature whatsoever to the other, including any liability for damages, provided that this Section 12.2 shall not preclude liability for a willful act, or a willful failure to act, in violation or breach of the terms and conditions hereof.

      12.3 Expenses. Except as otherwise specifically provided herein, each party shall pay its own expenses, including fees of counsel and accountants incurred in connection with the Acquisition Agreements and the transactions contemplated thereby.

      12.4 Public Announcements. From and after the date hereof and prior to the Closing Date, except as Purchaser and Seller may otherwise agree, neither Purchaser nor Seller shall make any release of information regarding matters relating to the transactions contemplated hereby except: (i) Purchaser and Seller may each continue such communications with their respective employees, customers, licensees, suppliers, lenders, lessors, and other particular groups as may be legally required or necessary or appropriate and not inconsistent with the best interest of the other party or the prompt consummation of the transactions contemplated by this Agreement or
(ii) as required by law; provided, however, that Purchaser and Seller shall use their best efforts to consult with each other prior to making any public announcement regarding matters relating to the transactions contemplated by this Agreement.

      12.5 Notices. All notices or other communications required or permitted by this Agreement shall be in writing and shall be deemed to have been duly given
(i) upon receipt if delivered in person, (ii) one (1) business day after notice is sent by Federal Express or other national overnight courier of comparable stature, or (iii) three (3) days after such notice is mailed by certified or registered mail, return receipt requested, postage prepaid, and addressed as follows:

            (i)   if to Purchaser or Sovereign:

                  Sovereign Engineered Adhesives, L.L.C.
                  Sovereign Specialty Chemicals, L.P.
                  225 W. Washington Street, Suite 220
                  Chicago, Illinois 60606
                  Attn: President

                  with copies to:

                  First Chicago Equity Capital
                  Three First National Plaza, Suite 1210
                  Chicago, Illinois 60670-0610
                  Attn: Burton E. McGillivray

                  and

                  Davis, Graham & Stubbs, L.L.C.
                  1225 New York Avenue, Suite 1200
                  Washington, DC 20005-3919
                  Attn: Christopher J. Hagan, Esq.


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

            (ii)  if to Seller,

                  BFGoodrich Specialty Chemicals
                  9911 Brecksville Road
                  Cleveland, Ohio 44141-3247
                  Attn: Vice President - Legal

or to such other addresses as may be specified by either party hereto pursuant to notice given by such party in accordance with the provisions of this Section 12.5.

      12.6 Benefit of the Agreement. This Agreement shall be binding upon the parties hereto and their respective permitted successors and assigns and shall inure to the benefit of the parties hereto and their permitted successors and assigns. This Agreement does not and is not intended to confer any lights or remedies hereunder upon any person other than the parties hereto and their respective permitted successors and assigns.

      12.7 Headings. The headings used in this Agreement are for convenience only, shall not be deemed to constitute a part hereof, and shall not be deemed to limit, characterize or in any way affect the provisions of this Agreement.

      12.8 Entire Agreement. This Agreement contains the entire agreement and understanding of the parties with respect to the subject matter hereof, and no other representations, warranties, promises, agreements, statements, or understandings regarding the subject matter hereof shall be of any force or effect unless in writing, executed by the party to be bound and dated on or subsequent to the date hereof.

      12.9 Gender and Number. Wherever from the context it appears appropriate, each item stated in either the singular or the plural shall include the singular and the plural, pronouns stated in either the masculine, feminine, and neuter gender, and terms defined in Article I hereof in either the singular or the plural may be used in either the singular or plural herein without otherwise changing the meaning thereof.

      12.10 Modifications and Waivers. No change, modification, or waiver of any provision of this Agreement shall be valid or binding unless it is in writing dated subsequent to the date hereof and signed by the parties intended to be bound. No waiver of any breach, term, or condition of this Agreement by either party shall constitute a subsequent waiver of the same or any other breach, term, or condition.

      12.11 Assignment. This Agreement may not be assigned by either party without prior written consent of the other party, which consent will not be unreasonably withheld; provided, however, that Purchaser may assign its rights hereunder to LaSalle National Bank as security for its secured financing obtained to fund this transaction or any modification or replacement thereof.

      12.12 Invalid Provisions. If any provision of this Agreement is deemed or held to be illegal, invalid, or enforceable, this Agreement shall be considered divisible and inoperative as to such provision to the extent it is deemed to be illegal, invalid, or unenforceable, and in all other respects this Agreement shall remain in full force and effect provided, however, that d any provision of this Agreement is deemed or held to be illegal, invalid, or unenforceable there shall be added hereto automatically a provision as similar as possible to such illegal, invalid, or unenforceable provision and be legal, valid, and enforceable. Further, should any provision contained in this Agreement ever be reformed or rewritten by any judicial body of competent jurisdiction, such provision as so reformed or rewritten shall be binding upon all parties hereto.

      12.13 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      12.14 Bulk Sales. Purchaser hereby waives compliance by Seller with the provisions of the Bulk Sales Laws of any state, and Seller warrants and agrees to pay and discharge when due all bona fide claims of creditors of Seller actually made against Purchaser or which have been or will be asserted against Purchaser by reason of such non-compliance to the extent that such liabilities are not included within the Assumed Liabilities under this Agreement. Seller indemnities and agrees to hold Purchaser harmless from, against and in respect of (and shall on demand reimburse Purchaser for) any loss, liability, cost, or reasonable expense, including, without limitation, reasonable attorneys' fees, suffered or incurred by Purchaser by reason of the failure of Seller to pay or discharge such claims, provided any such claims are promptly disclosed to Seller pursuant to the indemnity procedures set forth in Article XI hereof.

      12.15 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio.

                                  ARTICLE XIII

                               SOVEREIGN GUARANTY

      13.1 Guaranty. Sovereign hereby unconditionally guarantees the full and prompt performance by its wholly-owned subsidiary, Purchaser, of each and every covenant, obligation, indemnity or undertaking of Purchaser hereunder, and Sovereign shall cause Purchaser at all times to perform same in accordance with the terms and conditions of this Agreement. Upon failure of Purchaser to perform, discharge, satisfy or deliver pursuant to any such covenant, obligation, indemnity or undertaking hereunder, Sovereign shall forthwith on demand by Seller perform in place of Purchaser as though Sovereign had been the Purchaser hereunder in place of Purchaser.

      13.2 Guaranty Unconditional. The obligations of Sovereign hereunder shall be unconditional and absolute, and without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

            (a) any extension, renewal, settlement, compromise, waiver or release of any obligation of Purchaser under this Agreement;

            (b)   any modification or amendment of this Agreement;

            (c) any change in the corporate existence, structure or ownership of Purchaser or any insolvency, bankruptcy, reorganization, or similar proceeding affecting Purchaser or its assets, or the dissolution of Purchaser;

            (d) any act or omission to act or delay of any kind by Purchaser, Seller or any other person or entity or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of Purchaser's or Sovereign's obligations hereunder.

      13.3 Survival. Notwithstanding any other provision hereof, the provisions of this Article 13 shall survive. the Closing as independent obligations and covenants of Sovereign.

                      [This space intentionally left blank]


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

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

SELLER:

THE B. F. GOODRICH COMPANY


By:    /s/ Steven Esakov
    --------------------------------

Title: V.P. Strategic Planning & Commercial Development
      -------------------------------------------------

SOVEREIGN:

SOVEREIGN SPECIALTY CHEMICALS, L.P.,
a Delaware limited partnership

By:   SOVEREIGN CHEMICAL CORPORATION,
      Delaware corporation, its General Partner


      By: /s/ Robert B. Covalt
         ---------------------------

      Title: CEO
             -----------------------

PURCHASER:

SOVEREIGN ENGINEERED ADHESIVES, L.L.C.
a Delaware limited liability company

By:   Sovereign Specialty Chemicals, L.P.
      a Delaware limited partnership, its Manager

By:   Sovereign Chemicals Corporation,
      a Delaware corporation, its General Partner


      By: /s/ Robert B. Covalt
         ---------------------------

      Title: CEO
             -----------------------


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